Exhibit 2.1

Asset PURCHASE AGREEMENT

BY AND AMONG

OraSure Technologies, Inc.

(AS SELLER)

AND

CryoConcepts, LP

(AS BUYER)

DATED AS OF August 15, 2019

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TABLE OF CONTENTS

Page

Article I DEFINITIONS	1
1.1	Definitions.1
Article II PURCHASE AND SALE OF CONVEYED ASSETS, ASSUMPTION OF ASSUMED LIABILITIES; CLOSING	6
2.1	Purchase and Sale of the Conveyed Assets6
2.2	Excluded Assets of the Business8
2.3	Assumption of Certain Obligations of the Business9
2.4	Excluded Liabilities of the Business10
2.5	Consents.11
2.6	Dividable Contracts.12
2.7	License of CryoTrac Software.13
2.8	Aggregate Payment; Closing14
2.9	Allocation of the Aggregate Payment14
2.10	Method of Conveyance15
2.11	Withholding Rights15
Article III REPRESENTATIONS AND WARRANTIES	15
3.1	Representations and Warranties of Seller15
3.2	Representations and Warranties of Buyer23
Article IV COVENANTS	24
4.1	Covenants of Seller24
4.2	Covenants of Buyer27
4.3	Covenants Regarding Transferred Employees.28
4.4	Mutual Covenants29
Article V CONDITIONS TO CLOSING	31
5.1	Conditions to the Obligations of Buyer and Seller31
5.2	Conditions to the Obligations of Buyer31
5.3	Conditions to the Obligations of Seller32
Article VI OTHER AGREEMENTS	33
6.1	Certain Understandings.33
6.2	Post-Closing Claims Concerning Certain Products34
Article VII TERMINATION	34
7.1	Termination34
7.2	Effect of Termination35
Article VIII INDEMNIFICATION	35
8.1	Survival; Indemnification.35
Article IX MISCELLANEOUS	38
9.1	Assignment38

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TABLE OF CONTENTS

Page

9.2	No Third-Party Beneficiaries39
9.3	Expenses39
9.4	Amendments39
9.5	Notices39
9.6	Severability40
9.7	Interpretation.40
9.8	Waiver41
9.9	Counterparts; Effectiveness41
9.10	Entire Agreement41
9.11	Governing Law41
9.12	Consent to Jurisdiction41
9.13	WAIVER OF JURY TRIAL42
9.14	Specific Performance42
9.15	Public Announcements42

EXHIBITS

Exhibit AAssignment, Bill of Sale and Conveyance

Exhibit BSeller Disclosure Letter

Exhibit CSeller Knowledge Parties

Exhibit DForm of Intellectual Property Assignment Agreement

Exhibit EForm of Private Label Licensing Agreement

Exhibit FForm of Transition Services Agreement

Exhibit GList of Assumed Contracts

Exhibit HPurchase Price Allocation

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Asset PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is dated as of August 15, 2019, by and among OraSure Technologies, Inc., a Delaware corporation (“Seller”), and CryoConcepts, LP, a Pennsylvania limited partnership (“Buyer”).

BACKGROUND

A.

Seller is engaged in, among other things, the business of developing, manufacturing and selling products used for the removal of benign skin lesions through cryosurgery or freezing (as currently operated by Seller, the “Business”).

B.

Seller wishes to sell, transfer, grant, convey, assign and deliver to Buyer, and Buyer wishes to purchase, acquire, accept and assume from Seller, all of the assets necessary to operate the Business as currently conducted and certain liabilities of the Business, in each case, upon the terms and subject to the conditions set forth herein.

TERMS

Now, Therefore, in consideration of the foregoing premises and of the parties’ respective representations, warranties, covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Article I
DEFINITIONS

1.1Definitions.

(a)Certain Definitions. For all purposes of this Agreement, except as expressly provided or unless the context otherwise requires, when used in this Agreement, the following capitalized terms shall have the following definitions:

“Affiliate” shall mean, with respect to any Person, any other Person that, at the time of determination, directly or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control, with such specified Person.

“Ancillary Agreements” shall mean the Assignment, Bill of Sale and Conveyance, the Transition Services Agreement, the Intellectual Property Assignment Agreement and the Private Label Licensing Agreement.

“Applicable Law” shall mean all applicable statutes, laws, ordinances, rules, orders, judgments, decisions, awards, and regulations of any Governmental Authority.

“Asset” shall mean any asset or property of any kind, nature, character, or description whatsoever (whether known or unknown, whether real or personal or mixed, and whether tangible or intangible), wherever situated, including contracts, rights, interests, privileges, expectations, and the goodwill related thereto.

“Assignment, Bill of Sale and Conveyance” shall mean the Assignment, Bill of Sale and Conveyance in the form attached hereto as Exhibit A.

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“Business Books and Records” shall mean, to the extent reasonably available, all books, records, files, correspondence, ledgers, accounting records, customer lists, customer information, customer purchase history, supplier lists and other supplier information, production data, quality control records, sales material, and Intellectual Property files of Seller, and with respect to manufacturing records, customer complaints, non-conformance reports and the complaint handling and process improvement system of the Business, the available records for the five years prior to the date of this Agreement, (whether in original, photostatic, or electronic form) to the extent used or held for use primarily in connection with the Business; excluding (i) personnel files and other information relating to Business Employees or other employees of Seller other than the Transferred Employees, (ii) materials and information the transfer of which is prohibited by Applicable Law, (iii) Tax Returns of Seller or its Affiliates and (iv) materials and information the transfer of which may result in the waiver of any legal privilege.

“Business Day” shall mean any day other than a Saturday or Sunday or a day on which banking institutions located in Bethlehem, Pennsylvania are authorized or obligated by law to close.

“Business Employees” shall mean the employees of Seller listed in Part I of Section 1.1(a) of the Seller Disclosure Letter who are engaged in the Business immediately prior to Closing as determined by Seller.

“Business Product” means those products and services set forth on Section 1.1(b) of the Seller Disclosure Letter.

“Closing” shall mean the closing of the purchase and sale of the Conveyed Assets and the assumption of the Assumed Liabilities, as provided herein.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Control” shall mean, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The terms “Controlled by,” “under common Control with” and “controlling” shall have correlative meanings.

“CryoTrac Software” shall mean Seller’s CryoTrac software, in the form existing as of the Closing Date, including its source code and object code.

“Dividable Contracts” shall mean the contracts, licenses, and agreements listed and described in part (ix) of Section 3.1(g) of the Seller Disclosure Letter.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Fraud” shall mean with respect to Seller or Buyer, as applicable, an intentional fraud with respect to the making of the representations and warranties in Section 3.1 (in the case of Seller) or Section 3.2 (in the case of Buyer); provided that such intentional fraud shall only be deemed to exist with respect to Seller if the Seller Knowledge Parties had actual knowledge (as opposed to imputed, implied or constructive knowledge, and without any duty or obligations of inquiry) that such representations and warranties, as qualified by the Seller Disclosure Letter, were actually false when made with the intention that Buyer rely thereon, and Buyer actually relied on such representations and warranties to its detriment and suffered damages by reason of such reliance.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied throughout the periods presented.

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“Governmental Authority” shall mean any supranational, national, federal, state, or local judicial, legislative, executive or regulatory authority and any other entity exercising legislative, judicial, regulatory or administrative functions of or pertaining to a government.

“Governmental Authorizations” shall mean all licenses, permits, authorizations, clearances, consents and other approvals issued by a Governmental Authority.

“Healthcare Laws” means all Applicable Laws relating to healthcare matters, including the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Anti-Inducement Law (42 U.S.C. § 1320a-7a(a)(5)), the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the administrative False Claims Act (42 U.S.C. § 1320a-7b(a)), the Federal Food and Drug Cosmetic Act (21 U.S.C. § 301 et seq.) and the regulations promulgated or the agreements executed pursuant to such Applicable Laws (or any analogous or similar provisions under foreign Applicable Law).

“Offered Employees” shall mean the Business Employees listed in Part II of Section 1.1(a) of the Seller Disclosure Letter to whom Buyer may provide an offer of employment prior to Closing.

“Indemnified Party” shall mean a Buyer Indemnified Party or a Seller Indemnified Party, as applicable.

“Indemnifying Party” shall mean the party obligated to indemnify the Indemnified Party under the indemnification provisions of this Agreement.

“Intellectual Property Assignment Agreement” shall mean an Intellectual Property Assignment Agreement and associated exhibits and attachments thereto, in the form attached hereto as Exhibit D.

“Inventory” shall mean all raw materials, work-in-process, storehouse stocks, scraps, containers, consigned goods, finished goods, supplies, packaging, materials, spare parts and other inventories, including any of the foregoing that are held on a consignment basis, used primarily in the conduct of the operation of the Business.

“Liabilities” shall mean actual or potential liabilities or obligations, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due, regardless of when asserted.

“Liens” shall mean any lien, security interest, mortgage, pledge, lease, sublease, encroachment, adverse claim, title defect, right of first refusal or other preferential purchase right, charge or other encumbrance, restriction, or limitation, including any restriction on use, transfer, receipt of income, or exercise of any other attribute of ownership, except for Permitted Liens.

“Material Adverse Effect” shall mean any event, change, condition, circumstance or effect that has a material adverse effect on the financial condition or results of operations of the Business, taken as a whole, other than any event or condition resulting from (a) changes in general, regulatory, social, political or economic or financial market conditions, (b) earthquakes, tornadoes, or decreases or increases in temperature, (c) acts of war, pandemic, sabotage or terrorism, military actions or the escalation thereof, (d) any disruption or material change in securities or commodities markets, supply or prices, (e) any change in GAAP, (f) any change in laws, rules, regulations, orders, treaties, or other binding directives issued by a Governmental Authority, (g) conditions affecting any segment of the industry generally in which the Business operates, (h) the failure of Seller to meet any of its internal projections or forecasts of revenue or earnings predictions for the Business (but the circumstances causing such failure may be considered a Material Adverse Effect), (i) changes arising out of transactions contemplated by the Transaction

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Documents or the public announcement thereof, or (j) conditions caused by Buyer or any of its Affiliates, except that any of the conditions in clauses (b) through (g) above shall be taken into account in determining whether a Material Adverse Effect has occurred, or would reasonably be expected to occur, to the extent the condition has a disproportionate effect on the Business or the ownership or operation of the Conveyed Assets.

“Permitted Liens” shall mean (a) liens for Taxes, assessments and other governmental charges not yet due or which may thereafter be paid without penalty, (b) liens for Taxes being contested in good faith by appropriate proceedings and which have been taken into account in accordance with GAAP, (c) liens imposed by operation of law (including statutory, mechanic’s, laborer’s, materialmen’s, carrier’s, workmen’s, repairmen’s, landlord’s, or other similar liens arising from or incurred in the ordinary course of the Business for sums not yet due and payable or being contested in good faith by appropriate proceedings), (d) statutory or contractual landlord’s liens under leases pursuant to which Seller is a lessee and not in default, (e) such other imperfections of title as do not materially detract from the value or otherwise materially interfere with the present use of any of the burdened or affected property or otherwise materially impair the operation of the Business as presently conducted, and (f) liens listed on Section 1.1(c) of the Seller Disclosure Letter.

“Person” shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or other entity or organization, including a federal, state, local or foreign government or regulatory entity or political subdivision or an agency or instrumentality thereof.

“Private Label Licensing Agreement” shall mean a Private Label Licensing Agreement and associated exhibits and attachments thereto, in the form attached hereto as Exhibit E.

“Representatives” shall mean, with respect to any Person, any director, manager, officer, employee, independent contractor, consultant, financial advisor, counsel, accountant, or other agent or representative of such Person.

“Seller Disclosure Letter” shall mean the disclosure letter delivered by Seller to Buyer as of the date hereof attached hereto as Exhibit B.

“Seller Knowledge Parties” shall mean the individuals listed on Exhibit C.

“Seller’s Fundamental Representations” shall mean the representations and warranties of Seller in Sections 3.1(a), (b), (o) and (v).

“Seller’s Knowledge” and phrases of similar import shall mean the actual current knowledge of the Seller Knowledge Parties.

“Subsidiary” shall mean an entity as to which any Person prior to Closing owns directly or indirectly 50% or more of such entity’s voting power or similar interest.

“Tax Returns” shall mean all returns and reports, information returns, statements, declarations, estimates, schedules, notices, notifications, forms, elections, certificates or other documents required to be filed or submitted to any Governmental Authority with respect to the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of, or compliance with, any Tax, and including any amendments thereof.

“Taxes” shall mean all federal, state, local, or foreign net or gross income, gross receipts, transfer, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, withholding (including under

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Section 409A of the Code), payroll, employment, excise, property, deed, stamp, alternative or add-on minimum, environmental, profits, windfall profits, transaction, license, lease, service, use, occupation, severance, energy, unemployment, social security, worker’s compensation, capital, premium, or other taxes, customs, duties or other similar governmental charges, whether disputed or not, together with any interest, penalties, additions to tax, or additional amounts with respect thereto, and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Transaction Documents” shall mean this Agreement and the other documents, agreements and instruments contemplated hereby to be delivered at or in connection with the Closing, including the Ancillary Agreements.

“Transactions” shall mean the sale, transfer, conveyance, assignment, and delivery and purchase, acquisition, acceptance, and assumption of the Conveyed Assets and the Assumed Liabilities, as well as the other transactions contemplated by this Agreement and the other Transaction Documents.

“Transfer Taxes” shall mean all conveyance, transfer, documentary, registration, recordation, stamp, value-added and other similar Taxes imposed or assessed as a result of the Transactions, but specifically excluding any sales and use Taxes relating to personal property.

“Transferred Employee” shall mean any Offered Employee who accepts an offer of employment from Buyer.

“Transition Services Agreement” shall mean the Transition Services Agreement and associated exhibits and attachments thereto, to be entered into between Seller and Buyer at the Closing in the form attached hereto as Exhibit F.

(b)Other Definitions. The following defined terms shall have the meaning set forth in the referenced Section:

Term	Section
Action	Section 3.1(h)
Aggregate Payment	Section 2.8
Agreement	Preamble
Allocation	Section 2.9
Assumed Contracts	Section 2.1(e)
Assumed Liabilities	Section 2.3
Benefit Plans	Section 3.1(i)
Business	Recitals
Buyer	Preamble
Buyer Benefit Plan	Section 4.3(a)(iv)
Buyer Indemnified Parties	Section 8.1(b)
Closing Date	Section 2.8
Competitive Activities	Section 4.1(c)(i)
Confidentiality Agreement	Section 4.2(a)(i)
Consent Period	Section 2.5(b)
Conveyed Assets	Section 2.1
Conveyed Intellectual Property	Section 2.1(c)
Damage Threshold	Section 8.1(h)(i)
Damages	Section 8.1(b)
Effective Time	Section 2.8

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Equitable Principles	Section 3.1(b)
Excluded Assets	Section 2.2
Excluded Liabilities	Section 2.4
FFDCA	Section 3.1(u)(ii)
Financial Statements	Section 3.1(p)
Healthcare Compliance Date	Section 3.1(u)(i)
Healthcare Permits	Section 3.1(u)(i)
Intellectual Property	Section 2.1(c)
Material Customers	Section 3.1(n)
Material Permits	Section 3.1(k)
Material Suppliers	Section 3.1(n)
Outside Date	Section 7.1(b)
Post-Closing Dividable Contracts	Section 2.6(b)
Rebate Obligations	Section 3.1(t)(ii)
Related Person	Section 3.1(y)
Required Consent Contracts	Section 2.5(a)
Restricted Territory	Section 4.1(c)(i)
Seller	Preamble
Seller Indemnified Parties	Section 8.1(c)
Statement of Net Assets	Section 3.1(p)
Statements of Net Sales	Section 3.1(p)
Survival Period	Section 8.1(a)
Transferrable Material Permits	Section 2.1(h)
Transferred Computer Data	Section 2.1(g)
Transferred Inventory	Section 2.1(a)
Transferred Personal Property	Section 2.1(f)
U.S. FDA	Section 3.1(u)(ii)

Article II
PURCHASE AND SALE OF CONVEYED ASSETS, ASSUMPTION OF ASSUMED LIABILITIES; CLOSING

2.1Purchase and Sale of the Conveyed Assets

. On the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell, convey, grant, assign, transfer and deliver to Buyer, and Buyer shall purchase, acquire, accept and assume from Seller, free and clear of all Liens, the Conveyed Assets. Subject to Section 2.2, the term “Conveyed Assets” shall mean all right, title and interest of Seller in and to the following:

(a)all items of Inventory set forth on Section 2.1(a) of the Seller Disclosure Letter subject to purchases and sales of Inventory after the date hereof in the ordinary course of business (the “Transferred Inventory”);

(b)all commitments and orders (subject to the terms and conditions of such commitments and orders) for the purchase of Business Products as of the Closing;

(c)all formulas, processes, confidential information, designs, recipes, know-how, inventions, patents, copyrights, trade names, domain name registrations, social media accounts and related passwords, service marks, trademarks, licenses, product designations, logos, trade dress and trade secrets (“Intellectual Property”), whether fully developed or under development, together with related

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registrations, applications, assignments and amendments, and all rights to sue and recover damages for past, present, and future infringement of any of the foregoing, in each case, used primarily in the conduct of the Business (collectively, the “Conveyed Intellectual Property”), including the Intellectual Property set forth in Section 3.1(f)(i) of the Seller Disclosure Letter and which is specifically identified as a “Conveyed Asset.” The Intellectual Property set forth in Section 3.1(f)(ii) of the Seller Disclosure Letter is owned, used or licensed by Seller and is used for the Business and is also used by one or more other businesses of Seller. Such Intellectual Property set forth in Section 3.1(f)(ii) of the Seller Disclosure Letter will be retained by Seller and not constitute a Conveyed Asset at the Closing.

(d)all of Seller’s printed and electronic sales and promotional materials, catalogs, pamphlets, brochures, advertising materials, product labels and packaging, product inserts, manuals and product information, literature, web pages and content, directories and other publications to the extent exclusively used in connection with the Business, and plates, copy engravings, photographs and other materials used in the printing or production of any of such items to the extent exclusively relating to the Business; except in each case to the extent that Seller is required by Applicable Law to retain the same and except to the extent constituting Intellectual Property, which is governed by Section 2.1(c) above;

(e)the (i) contracts, leases, agreements, licenses, and commitments listed in Exhibit G and (ii) assigned and transferred portion of any Dividable Contract (collectively, the “Assumed Contracts”);

(f)the machinery, spare parts, equipment, and other personal property exclusively used in connection with the Business (the “Transferred Personal Property”);

(g)copies of data, databases or other information stored on any laptop, desktop, notebook or server, in each case, to the extent exclusively relating to the Business (the “Transferred Computer Data”);

(h)all Governmental Authorizations used or held for use in connection with the Business or the ownership or operation of the Conveyed Assets that are transferrable under Applicable Law, all of which are identified on Section 2.1(h) of the Seller Disclosure Letter (the “Transferrable Material Permits”), but only to the extent such Governmental Authorizations may be transferred under Applicable Law;

(i)the technical specifications associated with any molds that are used exclusively in connection with the production of any Business Product identified on Section 2.1(i) of the Seller Disclosure Letter;

(j)the Business Books and Records, except to the extent that Seller is required by Applicable Law to retain the same, including those described on Section 2.1(j) of the Seller Disclosure Letter;

(k)copies of all personnel files maintained by Seller that relate exclusively to a Transferred Employee, except to the extent prohibited by Applicable Law or the transfer of which may result in Liabilities or Damages to Seller or the waiver of any legal privilege;

(l)the goodwill of the Business generated by or associated with any of the Conveyed Assets;

(m)all planning and forecast materials related to production and revenue planning for the Business for 2019;

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(n)all rights and claims available to or being pursued by Seller to the extent related to the Assumed Liabilities, whether arising by way of counterclaim or otherwise;

(o)all accounts receivable for Business Products sold by the Business after the Closing Date; and

(p)other than as set forth above, the items described on Section 2.1(p) of the Seller Disclosure Letter.

2.2Excluded Assets of the Business

. Other than the Conveyed Assets, Seller acknowledges and agrees that Buyer is not purchasing or acquiring, and Seller is not selling, transferring, conveying, assigning or delivering, any other Assets of Seller, and all such other Assets shall be excluded from the Conveyed Assets and will remain the Assets of Seller after the Closing (the “Excluded Assets”). Excluded Assets include, without limitation, the following Assets:

(a)cash, including bank balances and bank accounts, cash equivalents, outstanding checks, securities, investments, endorsements and similar type items on hand in the Business on the Closing Date;

(b)all Inventory other than the Transferred Inventory;

(c)all accounts receivable for Business Products sold by the Business on or prior to the Closing Date;

(d)all refunds, deposits, over-payments or prepaid expenses relating to the Business;

(e)all intercompany receivables in respect of the Business;

(f)all Intellectual Property not used primarily in connection with the Business, and the Intellectual Property set forth in Section 3.1(f)(ii) of the Seller Disclosure Letter;

(g)all personal property other than the Transferred Personal Property;

(h)all data and databases other than the Transferred Computer Data;

(i)any real property, improvements and fixtures;

(j)the Tax Returns of Seller (or any of its Affiliates), Tax assets, all refunds of Taxes related to the Excluded Assets, the Excluded Liabilities or Tax obligations arising prior to the Closing Date and any rights or interest in any refund of any Taxes that (i) are Excluded Liabilities or (ii) were otherwise paid by Seller;

(k)the organizational documents of Seller and its Affiliates and the corporate minutes, corporate seal and stock certificates of Seller and its Affiliates;

(l)all rights to indemnity, and all claims, causes of action, rights of recovery or set off of any kind and against any Person, to the extent relating to the Excluded Assets or Excluded Liabilities;

(m)all policies of insurance and interests in insurance pools and programs and all rights to insurance claims, related refunds and proceeds related to or covering the Business;

(n)any Governmental Authorizations that are not Transferrable Material Permits;

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(o)all Benefit Plans and any Assets related thereto;

(p)all personnel files and other information relating to Business Employees or other employees of Seller and its Affiliates other than the Transferred Employees;

(q)all contracts, leases, agreements, licenses and commitments that are not Assumed Contracts;

(r)all board of directors materials;

(s)subject to Section 4.2(d), the “OraSure” name and logo and all derivatives thereof;

(t)all rights, claims, causes of action, lawsuits, judgments, claims and demands of any nature of Seller or its Affiliates arising out of or relating to or in respect of any Excluded Asset or Excluded Liability, including (i) any such items arising under insurance policies and (ii) all rights, claims, causes of action, lawsuits, judgments, claims and demands of any nature that Seller, in any capacity, ever had, now has or may or shall have in the future, whether known or unknown, arising out of or relating in any way to (x) the Business’s purchase, sale or procurement of any good, service or product or (y) Seller’s purchase, sale or procurement of any good, service or product for, or on behalf of, the Business, in either case, at any time up until the Closing, along with any and all recoveries by settlement, judgment or otherwise in connection with any such rights, claims, causes of action, lawsuits, judgments, claims and demands;

(u)all materials and information the transfer of which is prohibited by Applicable Law, or the transfer of which may result in Liabilities or Damages to Seller or its Affiliates or result in the waiver of any legal privilege; and

(v)all rights of Seller which accrue or will accrue under the Transaction Documents and the other agreements and instruments executed and delivered in connection with this Agreement.

2.3Assumption of Certain Obligations of the Business

. On the terms and subject to the conditions of this Agreement, effective as of the Closing, Buyer shall assume, and hereby agrees to discharge, pay and perform when due, the Assumed Liabilities (as defined below) relating to the Conveyed Assets or the Business. “Assumed Liabilities” means only the following Liabilities of Seller:

(a)all Liabilities relating to claims for product warranties or defects for Business Products that were sold after the Closing Date;

(b)all Liabilities relating to claims for product warranties or defects for Business Products sold after the Closing Date that are included in the commitments and orders for Business Products contemplated by Section 2.1(b);

(c)all Liabilities relating to the Transferred Employees arising out of their employment by Buyer or its Affiliates;

(d)all Liabilities relating to Taxes for which Buyer is liable pursuant to the terms of this Agreement or any other Transaction Document;

(e)all Liabilities arising after Closing related to the Assumed Contracts, but only to the extent that such Liabilities do not relate to any failure to perform, improper performance or other breach, default or violation by Seller prior to the Closing;

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(f)all Liabilities arising after Closing related to the Transferred Computer Data, but only to the extent that such Liabilities do not relate to any failure to perform, improper performance or other breach, default or violation by Seller prior to the Closing;

(g)all accounts payable of Seller relating to the Business arising after Closing; and

(h)without limiting any of Seller’s obligations under the Transaction Documents, but subject to Section 2.3(a) above, all other Liabilities relating to or arising out of Buyer’s ownership and operation of the Conveyed Assets or the Business on or after the Closing Date.

2.4Excluded Liabilities of the Business

. Other than the Assumed Liabilities, Seller acknowledges and agrees that Buyer is not assuming any other Liabilities of Seller, and all such other Liabilities shall be excluded from the Assumed Liabilities and will remain the Liabilities of Seller after the Closing (the “Excluded Liabilities”). Excluded Liabilities include, without limitation, the following Liabilities:

(a)Except as provided in Section 4.3, all Liabilities related to the Benefit Plans;

(b)except as provided in Section 4.3, any Liabilities of Seller relating to or arising out of the employment, or termination of employment, of any Business Employee prior to such termination of employment;

(c)all Taxes due with respect to the Business or the Conveyed Assets, with respect to a taxable period or portion thereof ending prior to the Closing Date (for this purpose, with respect to Taxes imposed on a periodic basis for a period that includes, but does not end prior to, the Closing Date, such Taxes shall be allocated ratably on a daily basis to the extent not based on income, receipts or expenses, and to the extent based on income, receipts or expenses, shall be allocated based on a closing of the books method as of the Closing), and any Transfer Taxes allocable to Seller pursuant to Section 4.4(e);

(d)all intercompany payables in respect of the Business;

(e)all Liabilities arising out of or relating to the Excluded Assets, including all Liabilities arising out of or relating to the portion of any Dividable Contract retained by Seller in accordance with Section 2.6(a);

(f)all Liabilities relating to claims for product warranties or defects for Business Products that were sold on or prior to the Closing Date;

(g)all accounts payable of Seller relating to the Business arising before the Closing Date; and

(h)all obligations to fund outstanding checks.

Without limiting the foregoing, except for the Assumed Liabilities, Buyer shall not, by virtue of its acquisition of the Conveyed Assets or otherwise, assume or become responsible for any Liabilities of Seller or the Business of any kind and nature whether arising before, on or after the Closing Date that are not expressly included within the definition of Assumed Liabilities, and all such Liabilities shall be Excluded Liabilities. The intent and objective of Seller and Buyer is that, except for Assumed Liabilities, Buyer shall not, and does not hereby, assume, and no transferee or successor liability of any kind and nature shall attach to Buyer pertaining to, any of the Excluded Liabilities, all of which such Excluded Liabilities shall be the

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sole responsibility of Seller. Seller shall pay, perform or otherwise discharge as the same shall become due and payable in accordance with their respective terms, all of the Excluded Liabilities.

2.5Consents.

(a)The Assumed Contracts listed in Section 2.5(a) of the Disclosure Letter require the consent or approval of a Person (other than Seller or Buyer or their Affiliates) to be assigned and transferred to Buyer in connection with the Closing hereunder (the “Required Consent Contracts”). Seller shall use commercially reasonable efforts to obtain all consents and approvals required to assign and transfer the Required Consent Contracts to Buyer at or as soon as practicable after Closing (provided that Seller shall not be required to expend any material amount, commence litigation or offer or grant any material accommodation (financial or otherwise) to any Person) and Buyer agrees to assist Seller with respect thereto (including promptly providing or executing any reasonable documentation required of Buyer to complete any transfer of any Required Consent Contract). There shall be excluded from the Transactions any Required Consent Contract to the extent that consent to assign such Required Consent Contract shall not have been obtained by Seller prior to the Closing; provided, however, that (i)(A) pursuant to Section 2.5(b), each of Seller and Buyer shall have the continuing obligation after the Closing to use commercially reasonable efforts to obtain all necessary consents to the assignment thereof (provided that Seller shall not be required to expend any material amount, commence litigation or offer or grant any material accommodation (financial or otherwise) to any Person) and (B) subject to the satisfaction or waiver of the conditions contained in Article V, the Closing shall occur notwithstanding the foregoing without any adjustment to the Aggregate Payment and, (ii) after obtaining the requisite third party consents thereto, such Required Consent Contract, shall be transferred and assigned to Buyer hereunder and such Required Consent Contract shall be deemed a Conveyed Asset hereunder.

(b)With respect to any Required Consent Contract which is not included in the Conveyed Assets at the Closing by reason of Section 2.5(a), after the Closing until the earlier of such time as the Required Consent Contract is transferred and the end of the one year period immediately following the Closing Date (the “Consent Period”), each of Seller and Buyer shall use commercially reasonable efforts to obtain any consents or approvals required to assign or transfer such Required Consent Contract to Buyer (provided that Seller shall not be required to expend any material amount, commence litigation or offer or grant any material accommodation (financial or otherwise) to any Person). During the Consent Period, the parties shall cooperate with each other in any commercially reasonable and lawful arrangements (to the extent any such arrangements are feasible and contractually permitted) designed to provide to Buyer the benefits of such Required Consent Contract(s) (including the enforcement for the benefit of Buyer of any and all rights of Seller against a third party thereunder). If Buyer is provided the benefits pursuant to this Section 2.5(b) of any Required Consent Contract, Buyer shall perform, for the benefit of the other Persons that are parties thereto, the obligations of Seller thereunder and any related Liabilities that, but for the lack of an authorization, consent, waiver or approval in connection with the assignment of such Liabilities to Buyer, would have become Liabilities of Buyer arising on or after the Closing by virtue of the transfer of such Required Consent Contract.

(c)If a Required Consent Contract cannot be assigned or transferred following the Closing pursuant to this Section 2.5, then during the Consent Period Buyer and Seller shall cooperate in good faith to find and enter into commercially reasonable and lawful arrangements (including subleasing, sublicensing or subcontracting), if feasible and contractually permitted, to provide the parties the economic (taking into account Tax costs and benefits) and operational equivalent, to the extent permitted, of obtaining such consent or approval and the performance by Buyer of the obligations thereunder, on economic terms not materially less advantageous to Buyer than economic benefits received by Seller prior to Closing under the applicable Required Consent Contract (provided that Seller shall not be required to expend any material

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amount, commence litigation or offer or grant any material accommodation (financial or otherwise) to any Person).

(d)During the Consent Period, each party shall take all commercially reasonable and lawful actions (or shall cause its Affiliates to take all commercially reasonable and lawful actions) reasonably requested by the other to effect the provisions of this Section 2.5.  Notwithstanding anything contained in this Agreement to the contrary, Seller shall not be required to commence any proceeding against any Person in connection with this Section 2.5 or any of the obligations of Seller contained in this Section 2.5.

2.6Dividable Contracts.

(a)Seller shall use commercially reasonable efforts to obtain promptly after the date hereof such authorizations, approvals, consents or waivers that are necessary to divide and assign to Buyer such portion of each Dividable Contract, or the benefits thereof, that relates primarily to the Business on terms that are not materially less advantageous to Buyer than would be if such transferred portion was a stand-alone contract and Buyer agrees to assist Seller with respect thereto (including promptly providing or executing any reasonable documentation required of Buyer to complete any transfer of any Dividable Contract). Upon such transfer, Buyer shall assume any Liabilities arising after the Closing Date related to the transferred portion of such Dividable Contract as provided herein (with such Liabilities being deemed an Assumed Liability) and all Liabilities arising prior to the Closing Date under the Dividable Contracts shall be deemed an Excluded Liability.

(b)If any of the Dividable Contracts has not been divided and assigned (the “Post-Closing Dividable Contracts”) by Seller prior to the Closing, then this Agreement shall not constitute a transfer of such portion of any such Post-Closing Dividable Contract; provided, however, that subject to the satisfaction or waiver of the conditions contained in Article V, the Closing shall occur notwithstanding the foregoing without any adjustment to the Aggregate Payment. During the Consent Period, each of Seller and Buyer shall use commercially reasonable best efforts to obtain promptly such authorizations, approvals, consents or waivers in connection with dividing and assigning such Post-Closing Dividable Contract to Buyer as contemplated by Section 2.6(a); provided, however, that neither Seller nor Buyer shall be required to pay any consideration for any such authorization, approval, consent or waiver, or commence any proceeding against any Person. Pending such authorization, approval, consent or waiver, the parties shall cooperate with each other in any commercially reasonable and lawful arrangements (to the extent any such arrangements are feasible and contractually permitted) designed to provide to Buyer the benefits of the portion of such Post-Closing Dividable Contract applicable to the Business and the benefits that Buyer would have obtained had such portion of such Post-Closing Dividable Contract been so transferred at the Closing (or any right or benefit arising thereunder, including the enforcement for the benefit of Buyer of any and all rights of Seller against a third party thereunder), so that such benefits are not materially less advantageous to Buyer than would be if such transferred portion was a stand-alone contract. To the extent that Buyer is provided the benefits pursuant to this Section 2.6(b) of any portion of any such Post-Closing Dividable Contract, Buyer shall perform, for the benefit of the other Persons that are parties thereto, the obligations of Seller thereunder and any related Liabilities that, but for the lack of an authorization, approval, consent or waiver in connection with the assignment of such Liabilities to Buyer, would have become Liabilities of Buyer arising on or after the Closing by virtue of the transfer of such portion of such Post-Closing Dividable Contract and any other obligations and Liabilities arising under such Post-Closing Dividable Contract shall remain with Seller.

(c)Once authorization, approval, consent or waiver for the transfer of any such portion of any Dividable Contract is obtained, Seller shall transfer such portion of any such Dividable Contract to Buyer and such portions of such Dividable Contracts shall be deemed Conveyed Assets hereunder and

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Buyer shall assume all obligations arising after such transfer under such portion of any such Dividable Contracts. To the extent that any portion of any Dividable Contract cannot be transferred following the Closing pursuant to this Section 2.6, then Seller shall cooperate with Buyer in good faith to find and enter into commercially reasonable and lawful arrangements (including subleasing, sublicensing or subcontracting), if feasible and contractually permitted, to provide the parties with the economic (taking into account Tax costs and benefits) and operational equivalent of obtaining such authorization, approval, consent or waiver and the performance by Buyer of the obligations thereunder on economic terms not materially less advantageous to Buyer than economic benefits received by Seller prior to Closing under the applicable Dividable Contract. To the extent permitted under Applicable Law and in accordance with Section 4.4(c), Seller shall hold in trust for, and pay to Buyer promptly upon receipt thereof, all income, proceeds and other monies received by Seller in respect of Buyer’s performance of any such portion of any such Dividable Contract in connection with the arrangements under this Section 2.6.

(d)During the Consent Period, each party shall take all commercially reasonable and lawful actions (or shall cause its Affiliates to take all commercially reasonably and lawful actions) reasonably requested by the other to effect the provisions of this Section 2.6.  Notwithstanding anything contained in this Agreement to the contrary, Seller shall not be required to commence any proceeding against any Person in connection with this Section 2.6 or any of the obligations of Seller contained in this Section 2.6.

2.7License of CryoTrac Software.

(a)License. Effective upon the Closing, Seller grants to Buyer a perpetual, worldwide, fully paid-up, non-exclusive and non-sublicensable license to use, modify and support the CryoTrac Software solely for Buyer’s internal use in connection with its operation of its business, including the Business (the “License”). Within five (5) days after the Closing Date, Seller shall deliver to Buyer a copy of the source code, object code and executable code of the CryoTrac Software and any relevant documentation in Seller’s possession. Buyer shall have no right to receive any modifications, improvements, enhancements, or upgrades to, or derivative works of, any CryoTrac Software from Seller and Seller shall have no obligation to provide any support or maintenance of the CryoTrac Software to Buyer.

(b)Confidentiality. Buyer acknowledges and agrees that the CryoTrac Software is the confidential information of Seller.  Seller shall not disclose or permit the disclosure of the CryoTrac Software (including any source code) to any Person (except to its employees, consultants, agents and Affiliates who reasonably require disclosure of the CryoTrac Software to enable Buyer to exercise its rights under the License and who are bound to Buyer by like obligations as to confidentiality no less stringent than those set forth herein) without the prior written permission of Seller.

(c)Ownership. For avoidance of doubt, Seller retains and reserves all rights in the CryoTrac Software that are not explicitly granted to Buyer herein. Seller retains sole ownership of all right, title and interest in and to the CryoTrac Software and all copies at all times, and including all Intellectual Property rights therein and related thereto, regardless of the form or media in or on which the original or other copies may subsequently exist. Other than the License granted above, this Agreement shall not be construed to confer upon Buyer any other rights, whether by implication, estoppel or otherwise to the CryoTrac Software or to any related Intellectual Property.

(d)Disclaimers.  NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, THE CRYOTRAC SOFTWARE IS LICENSED AND PROVIDED BY SELLER “AS IS” WITHOUT WARRANTY OF ANY KIND, EITHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY AND

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FITNESS FOR A PARTICULAR PURPOSE AND ANY WARRANTY OF NON-INFRINGEMENT.  NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, IN NO EVENT WILL SELLER OR ANY OF ITS AFFILIATES BE LIABLE FOR (A) ANY INDIRECT DAMAGES OR OTHER RELIEF ARISING OUT OF SELLER’S USE OR INABILITY TO USE THE CRYOTRAC SOFTWARE INCLUDING, BY WAY OF ILLUSTRATION AND NOT LIMITATION, LOST PROFITS, LOST BUSINESS OR LOST OPPORTUNITY, OR ANY INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL, OR EXEMPLARY DAMAGES, INCLUDING LEGAL FEES, ARISING OUT OF SUCH USE OR INABILITY TO USE THE CRYOTRAC SOFTWARE, EVEN IF SELLER OR ANY OF ITS AFFILIATES HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, OR (B) FOR ANY CLAIM BY ANY OTHER PARTY. NOTWITHSTANDING ANY OTHER PROVISION CONTAINED IN THIS AGREEMENT, THE MAXIMUM AGGREGATE LIABILITY OF SELLER AND ITS AFFILIATES TO BUYER FOR ANY AND ALL CLAIMS ARISING OUT OF OR IN CONNECTION WITH THIS SECTION 2.7, WHETHER SUCH LIABILITY ARISES FROM ANY CLAIM BASED UPON CONTRACT, WARRANTY, TORT, FAILURE OF ESSENTIAL PURPOSE, TRADE USAGE, OR OTHERWISE, WILL IN NO CASE EXCEED ONE THOUSAND U.S. DOLLARS ($1,000).

(e)Assignment.  Buyer shall not rent, lease, sublicense, sell, assign or otherwise transfer the License, the CryoTrac Software or any rights or obligations under this Section 2.7 without the prior written consent of Seller, and any attempt to do so without such consent will be null and void, ab initio.  Notwithstanding the foregoing, however, Buyer may, without Seller’s consent, assign or transfer the License, the CryoTrac Software and all rights and obligations under this Section 2.7, in whole and not in part, to a successor of all or substantially all of Buyer’s assets, equity or business to which the License relates (whether by sale, acquisition, merger, operation of law, or otherwise), so long as such successor shall assume (expressly in writing or by operation of law) the performance of all of the terms of the License and this Section 2.7.

2.8Aggregate Payment; Closing

. On the Closing Date, in consideration of the sale and transfer of the Conveyed Assets, Buyer shall assume the Assumed Liabilities and pay to Seller, an amount in cash equal to $12,000,000 (the “Aggregate Payment”), in immediately available funds, by wire transfer in accordance with written instructions given by Seller to Buyer prior to the Closing. Unless this Agreement shall have been terminated pursuant to Section 7.1, the Closing will take place on the third Business Day after the satisfaction or waiver of the conditions set forth in Article V (except for those conditions that, by the express terms thereof, are not capable of being satisfied until the Closing Date, but subject to the satisfaction or waiver of those conditions), to be held at a mutually approved location or to take place by customary portable document format (pdf) email or facsimile transmission and exchange of documents, or by other agreed upon electronic means, (the “Closing Date”). The Closing shall be effective, unless otherwise agreed in writing by the parties, at 12:01 a.m., New York, New York local time on the Closing Date (the “Effective Time”). For the avoidance of doubt, any intangible assets that are part of the Conveyed Assets to be transferred pursuant to this Agreement will be transferred by electronic communication by Seller (located in Bethlehem, PA) to Buyer in Bethlehem, PA. For the avoidance of doubt, Seller may retain copies or to the extent needed in connection with an ongoing proceeding or legal or regulatory requirements, originals, of all Business Books and Records, Healthcare Permits, Governmental Authorizations, Material Permits and other records, files, correspondence, lists, data, clearances, waivers, licenses, registrations, permits, authorizations, Tax rulings, orders and approvals of the Business, Seller or its Affiliates.

2.9Allocation of the Aggregate Payment

. The Aggregate Payment and the Assumed Liabilities (to the extent required by Tax law) shall be allocated among the Conveyed Assets and the covenants set forth in Sections 4.1(c) and 4.1(d) for Tax purposes in accordance with Exhibit H and Section 1060 of the Code and the Treasury Regulations promulgated thereunder (the “Allocation”), and any adjustments to the Aggregate Payment shall be allocated as required by such Applicable Laws. Seller and

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Buyer shall consistently prepare their respective Forms 8594 in accordance with the Allocation prior to Closing and to amend the Form 8594 to reflect any adjustments to the Aggregate Payment. Buyer and Seller agree to file all Tax returns consistent with Form 8594 (including any subsequent amendment thereto) and not to take any action inconsistent therewith in the course of any Tax audit, Tax review, Tax litigation or other Tax administrative or judicial proceeding, except as otherwise required by Applicable Law.

2.10Method of Conveyance. At the Closing, and with respect to the Business Books and Records, subject to Section 4.1(e), Seller shall deliver or cause to be delivered to Buyer or its Affiliate, as applicable, all of the Conveyed Assets, which shall be delivered to Buyer or a subsidiary or Affiliate of Buyer, as applicable, in the form and to the location to be determined by Buyer in its reasonable discretion on or before the Closing Date at Buyer’s cost and expense; provided that, to the extent practicable, Seller shall deliver or cause to be delivered all of the Conveyed Assets through electronic delivery or in another manner reasonably calculated and legally permitted to minimize or avoid the incurrence of transfer and sales taxes if such method of delivery does not adversely affect the condition, operability or usefulness of any Conveyed Asset.

2.11Withholding Rights

. Buyer and its Affiliates, as applicable, shall be entitled to deduct and withhold at its sole discretion from the consideration otherwise deliverable under this Agreement, and from any other payments otherwise required pursuant to this Agreement, such amounts as Buyer or such Affiliate is required to deduct and withhold with respect to any such deliveries and payments under any provision of state, local, or foreign tax law and to request from Seller any necessary Tax forms required under the Code or any other applicable state, local, or foreign Tax law; provided that Buyer shall notify Seller of any proposed withholding at least five Business Days prior to the applicable withholding date, and shall reasonably cooperate with Seller to reduce or eliminate any such proposed withholding. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to Seller in respect of which such deduction and withholding was made.

Article III
REPRESENTATIONS AND WARRANTIES

3.1Representations and Warranties of Seller

. Seller hereby represents and warrants to Buyer, to the extent any such representations or warranties relate to the Business, the Conveyed Assets or the Assumed Liabilities, as follows:

(a)Organization and Standing of Seller. Seller is a corporation, duly organized and validly existing and in good standing under the laws of the State of Delaware. Seller has all corporate power and corporate authority to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted, and is qualified to do business in all jurisdictions in which the character of the properties owned, operated or leased by Seller or the nature of its activities require it to be so qualified, except where the failure to have such power and authority or to qualify would not have a Material Adverse Effect.

(b)Authority. Seller has all requisite corporate power and corporate authority to enter into each of the Transaction Documents to which it is a party and to consummate the Transactions. All corporate acts and other proceedings required to be taken by Seller to authorize the execution, delivery and performance of each of the Transaction Documents to which it is a party and the consummation of the Transactions, including any stockholder approval, have been duly and properly taken. This Agreement has been duly executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium, and other similar Applicable Laws affecting creditors’ rights generally and by general principles of equity, whether considered in a proceeding at law or in equity

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(“Equitable Principles”). Each of the other Transaction Documents to which Seller is a party, when executed and delivered by Seller, will constitute the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as enforceability may be limited by Equitable Principles.

(c)No Conflict. Except as shown in Section 3.1(c) of the Seller Disclosure Letter, the execution, delivery and performance by Seller of the Transaction Documents to which it is a party and the consummation by Seller of the Transactions will not (i) violate or conflict with the organizational documents of Seller, (ii) assuming satisfaction of the requirements set forth in Section 3.1(d) below, materially violate any provision of Applicable Law to which Seller is subject with respect to the Business or materially violate any order, judgment, injunction or decree applicable to Seller with respect to the Business or (iii) constitute a material default under or give rise to a material right of termination, cancellation or acceleration of any right or obligation under, or result in the creation of a Lien pursuant to, any provision of any Assumed Contract.

(d)Certain Consents. The execution, delivery and performance by Seller of the Transaction Documents to which it is a party and the consummation by Seller of the Transactions do not require any filing with or consent or approval of any Governmental Authority or any third party, except for (i) any consent or filing that Buyer is required to obtain or make, (ii) any consents or filings that have previously been obtained or made, (iii) the consents and filings contemplated by Section 4.4(a), (iv) the consents and filings shown in Section 3.1(c) of the Seller Disclosure Letter, and (v) consents and filings which, if not obtained or made, will not have a material adverse effect on the ability of the parties hereto to consummate the Transactions.

(e)Absence of Changes or Events. Since December 31, 2018, the Business has been conducted in the ordinary course and there has not occurred any event or condition which has had a Material Adverse Effect. Without limiting the generality of the foregoing, since December 31, 2018, except as set forth in Section 3.1(e) of the Seller Disclosure Letter in connection with the Business or the ownership and operation of the Conveyed Assets:

(i)Seller has not materially increased the compensation of any Business Employees, except in the ordinary course of the Business or in connection with a promotion or increase in responsibility;

(ii)Seller has not entered into, materially amended, cancelled or terminated any Assumed Contract, except in the ordinary course of the Business;

(iii)no material Conveyed Asset has been sold, leased, assigned, transferred or licensed, except in the ordinary course of the Business;

(iv)none of the Conveyed Assets has been assigned, mortgaged, pledged or otherwise made subject to a Lien (other than a Permitted Lien);

(v)Seller has not received from a counterparty any notice of termination, or any notice of non-renewal, of any Assumed Contract;

(vi)the Conveyed Assets have not suffered any material damage, destruction or loss, other than ordinary wear and tear;

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(vii)Seller has not transferred or granted any rights or licenses under, or entered into any settlement regarding the breach or infringement of, any Intellectual Property, or modified any existing rights with respect thereto;

(viii)Seller has not had any actual employee strikes, work stoppages, slowdowns or lockouts with respect to the Offered Employees;

(ix)Seller has not instituted, settled or agreed to settle any Action before any court or Governmental Authority relating to the Business or the Conveyed Assets involving amounts in excess of $25,000; and

(x)Seller has not sold any Business Products or Inventory outside the ordinary course of business with the intent of increasing sales of the Business Products in anticipation of entering into this Agreement and the Transactions.

(f)Intellectual Property.

(i)Section 3.1(f)(i) of the Seller Disclosure Letter sets forth a complete and correct list of all registrations of and applications to register (a) trademarks, trade names, service marks, (b) patents, (c) copyrights and (d) domain names that are owned by Seller or any Affiliate and which in each case are primarily used in the conduct of the Business, solely with respect to the Conveyed Intellectual Property and to the extent indicated on Section 3.1(f)(i) of the Seller Disclosure Letter, the same have been duly registered in the jurisdictions as are indicated thereon. With respect to each item of material Intellectual Property that is primarily used in the conduct of the Business, except as set forth in Section 3.1(f)(i) of the Seller Disclosure Letter: (A) Seller owns each such item, free and clear of any Liens (except Permitted Liens), and all patent and trademark annuities are current; (B) there are no written claims or demands of any Person pertaining to the aforesaid, no proceedings have been instituted, are pending, or to Seller’s Knowledge, are threatened in writing which would challenge Seller’s rights in any material respect thereto; and (C) to Seller’s Knowledge, none of such Intellectual Property infringes upon or otherwise violates the rights of others or is being infringed upon by others, and none of the Intellectual Property is subject to any outstanding order, decree, judgment, or stipulation. To Seller’s Knowledge, the Business, as currently conducted, does not infringe on any third party’s Intellectual Property. To Seller’s Knowledge, no other Person is using any of the trademarks, trade names or service marks on or in connection with products of the same general type as the products sold by the Business.

(ii)Except as set forth Section 3.1(f)(ii) of the Seller Disclosure Letter, the Conveyed Intellectual Property and the CryoTrac Software, constitute all of the Intellectual Property primarily used in the conduct of the Business as it is currently conducted and constitutes all of the Intellectual Property necessary to operate the Business after the Closing in substantially the same manner as the Business has been operated by Seller prior to the Closing.

(g)Contracts. Set forth on Section 3.1(g) of the Seller Disclosure Letter is a complete and correct list of each agreement or contract to which Seller is a party with respect to the Business or the Conveyed Assets and which is:

(i)with respect to the Offered Employees, an employment or consulting agreement or any severance agreement or “change of control” agreement, or an agreement for the retention of Business Employees through or after the Closing;

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(ii)a lease or similar agreement under which Seller leases for the Business machinery, equipment, vehicles or other tangible personal property owned by a third party involving annual payments in excess of $50,000;

(iii)an agreement or contract (excluding purchase orders issued in the ordinary course of the Business) that involves the obligation of Seller to purchase for the Business materials, supplies, equipment or services from others involving annual payments in excess of $50,000;

(iv)an agreement or contract (excluding purchase orders in the ordinary course of the Business) that involves the obligation of Seller in connection with the Business to deliver products or services to third parties involving annual payments in excess of $50,000;

(v)an agreement or contract under which Seller has borrowed from an unaffiliated third party any money or issued any note, bond, indenture or other similar evidence of indebtedness or guaranteed indebtedness in connection with the Business;

(vi)a mortgage, pledge, security agreement, deed of trust or other document, in each case granting a Lien on any of the Conveyed Assets;

(vii)an agreement restricting the right of Seller to operate the Business in a manner that competes, in any material respect, with any other Person, except for any such agreements entered into in the ordinary course of the Business;

(viii)an agreement (excluding purchase orders issued in the ordinary course of the Business) pursuant to which Seller has granted any agency, marketing, sales representative or distribution right to any third party in connection with the Business, except for any such agreements entered into in the ordinary course of the Business;

(ix)a Dividable Contract;

(x)a partnership, joint venture or similar agreement relating to the Business;

(xi)any agreement that grants to any Person a right of first refusal, right of first offer or participation right in any material future business or business opportunity of Seller in respect of the Business;

(xii)an agreement or contract with any Related Person;

(xiii)any collective bargaining agreement related to an Offered Employee;

(xiv)any document granting any power of attorney with respect to the material affairs of Seller with respect to the Business;

(xv)any agreement that provides for the assumption or payment of any Tax or of any Person (other than Seller);

(xvi)any agreement with a customer providing for the sale of a Business Product for a fixed price, which is not terminable at Seller’s option upon less than 90 days’ prior notice; or

(xvii)an agreement with a Governmental Authority in respect of the Business.

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Seller is not (with or without the lapse of time or the giving of notice, or both) in material breach or default under any agreement or contract set forth on Section 3.1(g) of the Seller Disclosure Letter and, to Seller’s Knowledge, no other party to any such Assumed Contract is (with or without the lapse of time or the giving of notice, or both) in material breach or default thereunder. All of the agreements and contracts set forth on Section 3.1(g) of the Seller Disclosure Letter are in full force and effect and are valid and binding obligations of Seller and (to the extent binding obligations of the other parties thereto) enforceable in accordance with their respective terms except to the extent such enforcement may be limited by Equitable Principles. Except as set forth on set forth on Section 3.1(g) of the Seller Disclosure Letter, Seller has not, to Seller’s Knowledge, received notice from any other Person to an Assumed Contract of its intent to terminate, or not to renew, the term of any such Assumed Contract.

(h)Litigation; Decrees. Except as set forth on Section 3.1(h) of the Seller Disclosure Letter, there are no lawsuits, material claims, disclosed investigations or other legal proceedings (each, an “Action”) pending or, to Seller’s Knowledge, threatened in writing by or before any Governmental Authority against Seller relating to the Business or any of the Conveyed Assets (excluding any workers’ compensation claims). Except as set forth on Section 3.1(h) of the Seller Disclosure Letter, to Seller’s Knowledge there are no judgments, orders or decrees of any court or any Governmental Authority against Seller relating to the Business or any of the Conveyed Assets that have not been satisfied or resolved.

(i)Benefit Plans.

(i)Section 3.1(i) of the Seller Disclosure Letter sets forth a list of all of Seller’s “employee benefit plans” (as defined in Section 3(3) of ERISA), bonus, incentive, deferred compensation, stock or stock option plans or arrangements, severance, change-in-control and other material employee fringe benefit plans or arrangements, whether oral or written, under which any current Business Employee has any present or future right to benefits or under which Seller has any Liability to any current Business Employee for present or future payment of benefits (the “Benefit Plans”).

(ii)With respect to each of the Benefit Plans, Seller has made available to Buyer copies of either (A) the current Benefit Plan document, including any amendments, or (B) a summary plan description and summary of material modifications provided under a Benefit Plan.

(iii)Each Benefit Plan has been maintained, operated and administered in all material respects in accordance with its terms and any related documents or agreements, Applicable Law and, with respect to the Benefit Plans, the applicable provisions of ERISA and the Code.

(j)Compliance with Applicable Laws. Except with respect to compliance with Tax Laws which are addressed solely in Section 3.1(o), and except as set forth in Section 3.1(j) of the Seller Disclosure Letter, since January 1, 2018, Seller has complied in all material respects with all Applicable Laws applicable to the Business or the ownership or operation of the Conveyed Assets. Except as set forth on Section 3.1(j) of the Seller Disclosure Letter, since January 1, 2018, Seller has not received any written communication from any Governmental Authority that alleges that Seller is in material violation of any Applicable Law applicable to and in connection with the Business or the ownership or operation of the Conveyed Assets, the substance of which communication has not been resolved in all material respects.

(k)Governmental Authorizations. Except as set forth in Section 3.1(k) of the Seller Disclosure Letter, Seller has all of the material Governmental Authorizations that are required to carry on the Business as the Business is now conducted and to own and operate the Conveyed Assets (“Material Permits”). All such Material Permits are listed in Section 3.1(k) of the Seller Disclosure Letter. Except as set forth in Section 3.1(k) of the Seller Disclosure Letter, all such Material Permits are validly held, are in full force and effect, any necessary renewals have been timely filed, and no Action is pending, nor to

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Seller’s Knowledge threatened, to suspend, revoke, or terminate any such Material Permit or declare any such Material Permit invalid. Except as set forth in Section 3.1(k) of the Seller Disclosure Letter, Seller is currently in material compliance with all Material Permits, has not received any written notification from any Governmental Authority alleging that it is in material violation of any Material Permits since January 1, 2018, and has provided Buyer with, or access to, complete and correct copies of all such Material Permits. Except as set forth in Section 3.1(k) of the Seller Disclosure Letter, to Seller’s Knowledge no Transferrable Material Permit will be subject to suspension, modification or revocation as a result of this Agreement or the Transaction Documents or the consummation of the Transactions.

(l)Employee and Labor Matters. Seller is not a party to any collective bargaining agreement or other labor union contract applicable to any Business Employees, and no collective bargaining agreement is being negotiated by Seller with respect to the Business Employees. To Seller’s Knowledge, there currently are no organizing efforts by any labor union with respect to any Business Employees and their employment by Seller in connection with the Business. There is no labor strike, material work stoppage or lockout actually pending or, to Seller’s Knowledge, threatened in writing against Seller with respect to the Business Employees. As of the date hereof, with respect to the Business Employees, (i) Seller is in material compliance with all Applicable Law relating to employment and employment practices, wages, hours, and terms and conditions of employment, (ii) there are no charges against Seller pending, or to Seller’s Knowledge, threatened in writing, before the United States Equal Employment Opportunity Commission or any equivalent state, local or foreign agency responsible for the prevention of discriminatory employment practices and (iii) there is no material unfair labor practice charge or complaint against Seller pending or, to Seller’s Knowledge, threatened in writing before the National Labor Relations Board or any equivalent foreign or state agency.

(m)Assets.

(i)Seller has good and marketable title to (or in the case of leased Conveyed Assets, a valid leasehold interest in) the Conveyed Assets, free and clear of all Liens (other than Permitted Liens). Each tangible Conveyed Asset used in the day-to-day operation of the Business is in good operating condition, suitable for immediate use in the ordinary course of the Business, and is free from obvious material defects.

(ii)The Conveyed Assets, together with the rights, services and products to be provided by Seller to Buyer pursuant to the Transaction Documents, including the Transition Services Agreement, are sufficient in all material respects to conduct the Business in the manner conducted by Seller prior to Closing.

(n)Suppliers and Customers. Section 3.1(n) of the Seller Disclosure Letter sets forth the fifteen largest suppliers (“Material Suppliers”) and the fifteen largest customers (“Material Customers”) of the Business by market (by dollar volume of business with the Business) for the year ended December 31, 2018 and six month period ending June 30, 2019, along with the dollar volume of business shown for each such supplier and customer for the year ended December 31, 2018 and six month period ending June 30, 2019. To Seller’s Knowledge, none of such suppliers or customers has cancelled, or otherwise modified in any manner which is materially adverse to the Business, their business or relationship with Seller, or has delivered written notice to Seller (either directly or through an agent or broker) of any intent to cancel, not renew, or materially reduce its business with the Business or otherwise materially change its relationship with the Business.

(o)Seller’s Taxes Related to the Business. Seller has duly and timely filed all material Tax Returns required to have been filed in connection with the Business, and each such Tax Return is prepared in accordance with Applicable Law in all material respects, and Seller has timely paid all

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material Taxes that are due with respect to the Business (whether or not shown on any Tax Return). There are no Liens with respect to Taxes on the Conveyed Assets, other than Permitted Liens. Seller has withheld and paid (or caused to be withheld and paid) all material Taxes required to have been withheld and paid in connection with the Business in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party and completed all information reporting and backup withholding requirements. There is no pending dispute or claim concerning any Tax of Seller claimed or raised by any authority in writing or, to the knowledge of Seller, threatened, in each case, in connection with the Business. Seller has not entered into any outstanding waiver for any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, in each case, in connection with the Business.

(p)Financial Information. Section 3.1(p) of the Seller Disclosure Letter contains the statement of net assets of the Business consisting solely of the Conveyed Assets as of December 31, 2018 (the “Statement of Net Assets”) and combined statements of net sales, cost of goods sold and direct operating expenses of the Business for the year ended December 31, 2018 and for the six months ended June 30, 2019 (the “Statements of Net Sales,” and together with the Statement of Net Assets, the “Financial Statements”). The Financial Statements (i) fairly present in all material respects the combined net assets to be sold and the related combined net sales, cost of goods sold and direct operating expenses of the Business as of the respective dates thereof, and (ii) have been derived from the general ledger and other financial records of Seller which have been maintained in a manner consistent with Seller’s internal controls over financial reporting.

(q)Absence of Undisclosed Liabilities. Seller has no Liabilities of any nature, whether due or to become due, arising out of or relating to the Business or the Conveyed Assets of a type that are required to be reflected on a balance sheet prepared in accordance with GAAP, except (i) as set forth in Section 3.1(q) of the Seller Disclosure Letter, (ii) as and to the extent disclosed, reflected or reserved against in the Financial Statements and (iii) for Liabilities that (a) were incurred after June 30, 2019 in the ordinary course of business consistent with prior practice and (b) individually and in the aggregate are not material to the Business.

(r)Inventory. All items of Inventory included in the Conveyed Assets consist of a quality and quantity usable for its intended purpose and are able to be incorporated into the Business Products such that the Business Products are saleable in the ordinary course of the Business consistent with past practice. Section 3.1(r) of the Seller Disclosure Letter sets forth a list of all inventory held on a consignment basis.

(s)Products Liability. Since January 1, 2018:

(i)there have not been any product recalls or post sale warnings by Seller relating to any Business Products sold by Seller prior to the Closing Date; and

(ii)Seller has not received any written statements, citations or decisions from any Governmental Authority to the effect that any Business Products sold by the Business prior to the Closing Date is materially defective or unsafe or is not in substantial compliance with any standards promulgated by such Governmental Authority; except for any matters that have been resolved in all material respects.

(t)Product Warranties and Rebates.

(i)Warranties. The standard product or service warranties, indemnifications and guarantees that Seller currently extends to customers in the ordinary course of the Business have been

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made available to Buyer. Each Business Product manufactured, sold, or delivered by Seller (x) has been manufactured, sold, or delivered, in each case in conformity with Seller’s published specifications applicable to such products; and (y) is not subject to any express warranty or other guaranty beyond the applicable standard product or service warranties and guarantees that Seller currently extends to customers in the ordinary course of the Business.

(ii)Rebates. Except as shown in the Financial Statements and, for the period from June 30, 2019, in Section 3.1(t)(ii) of the Seller Disclosure Letter, Seller has not entered into any written agreement, contract or commitment pursuant to which Seller is obligated to make any rebates, discounts, promotional allowances to any customer (“Rebate Obligations”). All Rebate Obligations are reflected in the Financial Statements or have been incurred after the date thereof in the ordinary course of business.

(u)Healthcare Regulatory Compliance.

(i)Seller, as of January 1, 2018 (the “Healthcare Compliance Date”) and thereafter: (i) is and has been in compliance in all material respects with all Healthcare Laws applicable to the Conveyed Assets or the Business, except with respect to any failure to comply which would not, individually or in the aggregate, be material to the Business; (ii) where required, has all permits, licenses, certificates, clearances, accreditations and other approvals or authorizations, as applicable, of such Governmental Authorities which are material and necessary under Healthcare Laws to own, lease or operate the Business as presently conducted (collectively, “Healthcare Permits”); and (iii) all such Healthcare Permits are in full force and effect and there exists no material default under, or material violation of, any such Healthcare Permit. No circumstance or event exists, or has existed or occurred since the Healthcare Compliance Date, which would reasonably be anticipated to result in the suspension, revocation, termination, material restriction, limitation, modification or non-renewal of any Healthcare Permit that may be reasonably be anticipated to have individually or in the aggregate a Material Adverse Effect. Since the Healthcare Compliance Date, there has been no written notice of an action, demand, requirement, investigation or other Action by any Governmental Authority, and to Seller’s Knowledge, no Action by any other Person is pending or, to Seller’s Knowledge, threatened in writing; in each case pursuant to Healthcare Laws.

(ii)Each Business Product currently is being or has been developed, manufactured, labeled, stored, researched, distributed and/or tested in compliance in all material respects with all applicable requirements under the Federal Food, Drug and Cosmetic Act (“FFDCA”), applicable implementing regulations and similar Applicable Laws and regulations, including those relating to investigational use, quality systems, good clinical practices, good laboratory practices, labeling, record keeping and filing of required reports. Since the Healthcare Compliance Date, Seller has not received any notice or other communication from the United States Food and Drug Administration (“U.S. FDA”) or any other Governmental Authority alleging any violation of the FFDCA or any similar Applicable Laws applicable to any Business Product. Complete and accurate copies of all data of Seller, and all correspondence with the U.S. FDA and foreign health authorities, with respect to each Business Product have been made available to Buyer.

(iii)Seller currently is not a party to any corporate integrity agreements, deferred prosecution agreements, monitoring agreements, consent decrees, settlement orders, or similar agreements with or imposed by any Governmental Authority, except where any such agreements would not have a Material Adverse Effect.

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(v)Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement based upon arrangements made by or on behalf of Seller.

(w)No Territorial Restrictions.  Other than arrangements in which Seller has granted exclusive distribution rights to a distributor, Seller is not restricted by any written agreement or understanding with any other Person from conducting the Business or owning or operating any of the Conveyed Assets anywhere in the world.

(x)Absence of Certain Business Practices. To Seller’s Knowledge, neither Seller, nor any officer or agent of Seller, or any other Person acting on their behalf, has, within the past two years and with the intent of benefitting the Business, given any gift or similar benefit to any customer, supplier, governmental employee or other Person who is or may be in a position to help the Business which subjected Seller to any penalty in any civil, criminal, or governmental litigation or proceeding.

(y)Related Party Transactions. No executive officer of Seller (each, a “Related Person”), (i) has had any material interest in any of the Conveyed Assets, (ii) owns, directly or indirectly, a more than 10% interest in any Material Customer or Material Supplier or is otherwise involved in any material business arrangement or relationship with any Material Customer or Material Supplier (other than in such Related Person’s capacity as an executive officer of Seller), or (iii) is engaged in competition with the Seller with respect to the Business in any market served by Seller with respect to the Business.

3.2Representations and Warranties of Buyer

. Buyer hereby represents and warrants to Seller as follows:

(a)Organization, Authority. Buyer is a limited partnership, duly organized and validly existing under the laws of the State of Delaware. Buyer has all requisite limited partnership authority and limited partnership power to enter into each of the Transaction Documents to which it is a party and to consummate the Transactions. All limited partnership acts and other proceedings required to be taken by Buyer to authorize the execution, delivery and performance of each of the Transaction Documents to which it is a party and the consummation of the Transactions, including any limited partner approval, have been duly and properly taken. This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms except as enforceability may be limited by Equitable Principles. Each of the other Transaction Documents to which Buyer is a party, when executed and delivered by Buyer, will constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforceability may be limited by Equitable Principles.

(b)No Conflict. The execution, delivery and performance by Buyer of the Transaction Documents to which it is a party and the consummation by Buyer of the Transactions will not (i) violate or conflict with the organizational documents of Buyer, (ii) assuming satisfaction of the requirements set forth in Section 3.2(c) below, materially violate any provision of Applicable Law or materially violate any order, judgment, injunction or decree applicable to Buyer or (iii) violate, breach or constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation under, or result in the creation of a Lien or encumbrance on any of the properties or assets of Buyer pursuant to, any provision of any agreement, contract, note, bond, mortgage, indenture, or lease or other instrument binding upon Buyer or any license, franchise, permit or other similar authorization held by Buyer except as would not have a Material Adverse Effect.

(c)Certain Consents. The execution, delivery and performance by Buyer of the Transaction Documents to which it is a party and the consummation by Buyer of the Transactions do not

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require any filing with or consent or approval of any Governmental Authority or any third party, except for (i) any consent or filing that Seller is required to obtain or make, (ii) any consents or filings that have previously been obtained or made, (iii) the consents and filings contemplated by Section 4.4(a), and (iv) consents and filings which, if not obtained or made, will not have a material adverse effect on the ability of the parties hereto to consummate the Transactions.

(d)Sufficient Funds. Buyer has cash on hand or existing committed borrowing facilities with immediately available funds that are sufficient to enable Buyer to make the Aggregate Payment and consummate the Transactions.

(e)Litigation; Decrees. There are no Actions, injunctions, judgments, orders or decrees pending or, to the knowledge of Buyer, threatened which challenge or seek to enjoin or delay this Agreement or the transactions contemplated hereby or which would materially adversely affect Buyer’s ability to perform its obligations under the Transaction Documents or to consummate the transactions contemplated hereby or thereby.

(f)Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement based upon arrangements made by or on behalf of Buyer.

(g)Disclaimer of Reliance. Buyer acknowledges and agrees that (a) in making Buyer’s decision to enter into this Agreement and the other Transaction Documents to which Buyer is a party and to consummate the Transactions, Buyer has relied solely upon Buyer’s own investigation and the express representations and warranties of Seller set forth in Section 3.1 and Buyer has not relied and will not rely on any other representations and warranties, and (b) neither Seller nor any other Person acting on behalf of Seller has any Liability to Buyer or any other Person with respect to any projections, forecasts, estimates, plans, or budgets of future revenue, profitability, expenses or expenditures, future results of operations, future cash flows, or the future financial condition of the Business or the future business, operations, or affairs of the Business, or any representation or warranty arising from any law, except for the representations and warranties expressly set forth in Section 3.1.

Article IV
COVENANTS

4.1Covenants of Seller

. Seller covenants as follows:

(a)Access. Prior to the Closing, Seller will (i) to the extent related to the Business or the Conveyed Assets, give Buyer and its Representatives reasonable access to Seller’s officers, the senior management of the Business, the Business Books and Records, each of (A) 220 East First Street, Bethlehem, PA 18015 and (B) 150 Webster Street, Bethlehem, PA 18015 during normal business hours, and (ii) furnish to Buyer and its Representatives such information concerning the Business or the Conveyed Assets which is reasonably requested; provided, however, that any such access shall (x) be granted at reasonable times during normal business hours and in such a manner as not to interfere with the normal business operations of Seller, (y) not reasonably be expected to violate any attorney-client privilege of Seller or its Affiliates or violate any Applicable Law and (z) occur under the supervision of Seller or the applicable Seller personnel.

(b)Ordinary Conduct. From and after the date hereof and prior to the Closing or earlier termination of this Agreement, Seller shall conduct the Business, and own, operate, and maintain the Conveyed Assets in the ordinary course and will not take any action listed in Section 3.1(e), except (i) as otherwise consented or agreed in writing by Buyer or as contemplated by this Agreement, (ii) as may

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be required under existing agreements or Applicable Law or (iii) as disclosed on Section 4.1(b) of the Seller Disclosure Letter. Seller shall to use commercially reasonable efforts to (i) preserve the Business intact and maintain existing relations with customers, suppliers, distributors, creditors and employees and (ii) maintain and manage levels of Inventory consistent with the levels ordered, maintained and managed by Seller in the ordinary course of the Business. Seller shall not accelerate the delivery or sale of Inventory other than consistent with past practice.

(c)Non-Competition and Confidentiality.

(i)Seller shall not, following the Closing Date and for a period of three years thereafter, anywhere worldwide (the “Restricted Territory”) (x) conduct, operate, establish, or acquire a greater than 10% voting interest in any Person that involves the development, manufacture and sale of products used for the removal of benign skin lesions through cryosurgery or freezing that are competing with the Business Products, or (y) contract, subcontract, or enter into any other arrangement to do the foregoing (the “Competitive Activities”). The parties recognize that the preceding sentence does not preclude Seller and its Affiliates from distributing or selling any other products or conducting any other business in the Restricted Territory.

(ii)Notwithstanding paragraph (i) of this Section 4.1(c), Seller and each of its Affiliates shall be permitted to (A) continue to conduct its current and future businesses and extensions thereof (other than the Business); (B) acquire and own interests of not more than 10% of the voting securities of any Person engaged in Competitive Activities; (C) acquire, own and operate, a Person that competes with the Business (so long as the portion of the revenue of such Person derived solely from Competitive Activities does not account for more than 10% of the consolidated revenue of Seller during its most recently completed fiscal year); (D) be acquired by one or more entities that own(s) a business that competes with the Business; and (E) do any and all other lawful activities in the conduct of Seller’s business.

(iii)Seller will hold, and will direct its Representatives to hold, confidential, to the extent related exclusively to the Business, any documents and information concerning the Business or the ownership or operation of the Conveyed Assets or the transactions contemplated by this Agreement, except to the extent that any such documents or information (a) are or become available in the public domain through no breach by Seller or its applicable Representatives of this covenant, or (b) are required to be disclosed by Applicable Law. Seller’s obligations under this Section 4.1(c)(iii) shall terminate on the fifth anniversary of this Agreement.

(iv)Seller acknowledges that the restrictions contained in this Section 4.1(c) are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. If any covenant contained in this Section 4.1(c) should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by Applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by Applicable Law. The covenants contained in this Section 4.1(c) and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

(d)Non-Solicitation. Seller shall not, for a period of three years following the Closing Date, solicit for employment any Transferred Employee for so long as such individual is employed by Buyer; provided, however, that Seller shall not be prohibited from soliciting or employing any such

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individual who contacts Seller or any Affiliate of Seller in response to any general solicitation or advertising not specifically directed at any such individual.

(e)Business Books and Records.  To the extent permitted by Applicable Law, Seller shall use its commercially reasonable efforts to provide Buyer with all of the Business Books and Records; provided, however, that Seller shall only be required to provide Buyer with copies of the Business Books and Records in the event that Applicable Law prohibits Seller from transferring original documents thereof. Seller shall cooperate with Buyer and use its commercially reasonable efforts to provide Buyer with any Business Books and Records reasonably requested by Buyer after Closing. The failure of Seller to provide to Buyer any Business Books and Records transferred hereunder shall not constitute a violation of this Agreement so long as Seller uses its commercially reasonable efforts to provide such Business Books and Records upon Buyer’s reasonable request.

(f)Exclusivity. Prior to the Closing or earlier termination of this Agreement, Seller and its Representatives shall not, without the prior written consent of Buyer, directly or indirectly, (x) solicit, encourage or initiate any contact concerning the submission of any inquiry, proposal or offer from any entity or person (other than Buyer) or (y) participate in any discussions or negotiations or enter into any agreement with, or provide any additional non-public information to, any entity or person (other than Buyer), in each case relating to any of the following: (i) a merger or consolidation involving the Business, (ii) an acquisition, liquidation, business combination or dissolution of or purchase of any material assets of (or any material portion of the assets of), or any equity interest (or right to acquire any equity interest) in the Business, or (iii) any similar transaction, involving the Business or the Conveyed Assets. Seller will immediately notify Buyer if any such negotiations or discussions are sought to be initiated with it or any of the other persons or entities referred to above; provided, however, that nothing in this Section 4.1(f) shall apply to any discussions, negotiations or agreements of or with respect to the merger, consolidation or sale of Seller.

(g)Termination of Employees. Other than as required by Applicable Law or contract, each Transferred Employee and his or her dependents shall cease to participate in any Benefit Plan or related compensation, incentive or other program for the benefit of employees as of such Transferred Employee’s termination of employment.

(h)Release of Liens. Seller shall cause all Liens (other than Permitted Liens) binding on or affecting any of the Conveyed Assets or Business to be fully released on or before Closing.

(i)Termination of Insurance. Buyer acknowledges that Seller will terminate its insurance coverage on the Conveyed Assets as of the Effective Time, and that Buyer will have no right to file claims under Seller’s policies with respect to the Conveyed Assets or the Business.

(j)Use of “Histofreezer”. Except as set forth in this Section 4.1(j), after the Closing, Seller shall have no rights to use the trademarks or names “Histofreezer” or any related trademarks, trade names, logos or identification and any derivative form thereof or anything that is substantially or confusingly similar thereto. The trademark and name “Histofreezer” will not be licensed to Seller and Seller shall cease using the name “Histofreezer” as a corporate name (or a part thereof) on buildings, vehicles, internet domain names and signage within a period not to exceed 90 days after the Closing, and as a corporate name on letterhead, business cards and e-mail signatures (and other similar items denoting personal business affiliation and employment status) and all other uses within 30 days following the Closing. Notwithstanding the foregoing, Seller may continue to use the trademark and name “Histofreezer” after the Closing beyond the time limitations set forth above to the extent necessary for Seller and its Affiliates to comply with Applicable Law or any obligations existing after the Closing (including contractual and regulatory obligations).

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4.2Covenants of Buyer

. Buyer covenants and agrees as follows:

(a)Confidentiality.

(i)The terms of the Non-Disclosure Agreement dated September 10, 2018 (the “Confidentiality Agreement”) between Seller and Buyer, are incorporated into this Agreement by reference and shall continue in full force and effect; provided, however, that Buyer’s confidentiality obligations under the Confidentiality Agreement shall terminate only in respect of that portion of the Proprietary Information (as defined in the Confidentiality Agreement) exclusively related to the Business that is the subject of the transactions contemplated by this Agreement.

(ii)Prior to the Closing, without the prior written consent of Seller, not to be unreasonably withheld, Buyer shall not contact any suppliers or customers of the Business or Seller (unless such suppliers or customers are suppliers to, or customers of, Buyer as of the date of this Agreement, in which case Buyer shall be permitted to contact such suppliers or customers in the ordinary course of Buyer’s business). Seller will use commercially reasonable efforts to coordinate and provide Buyer with the opportunity to schedule meetings with customers of the Business referenced in Section 3.1(n) selected by Buyer, and to cause such meetings to occur prior to the Closing Date if reasonably practicable.

(iii)If for any reason whatsoever the transactions contemplated by this Agreement are not consummated, Buyer shall upon request from Seller promptly return or destroy all Proprietary Information provided by Seller (including any materials containing such Proprietary Information) and all books and records (including all copies, if any, thereof) furnished or made available by Seller or any of Seller’s Representatives, and shall not use or disclose any Proprietary Information or the information contained in such books and records for any purpose or make such information available to any other Person.

(iv)Promptly after the Closing, Buyer shall return or destroy all Proprietary Information provided by Seller (including any materials containing such Proprietary Information) and all books and records (including all copies, if any, thereof) made available by Seller or otherwise in Buyer’s possession that does not relate to the Business, Conveyed Assets or Assumed Liabilities, and in any event Buyer shall, and shall instruct its employees to, maintain the confidentiality of such Proprietary Information and books and records and not use such Proprietary Information and books and records for any purpose.

(b)Non-Solicitation. Buyer shall not, for a period of three years following the Closing Date, solicit for employment any employee of Seller for so long as such individual is employed by Seller or has been so employed within six months of the date of such solicitation; provided, however, that Buyer shall not be prohibited from soliciting or employing any such individual who contacts Buyer or any Affiliate of Buyer in response to any general solicitation or advertising not specifically directed at any such individual.

(c)Post-Closing Information. After the Closing, Buyer shall make available to Seller and its Representatives any and all books, records (including the Business Books and Records), contracts and other information relating to the Conveyed Assets, the Assumed Liabilities and the Business existing on or prior to the Closing Date (whether in the possession of Buyer or an Affiliate of Buyer), as well as the Transferred Employees, requested by Seller in connection with any purposes contemplated by the Transaction Documents or as required to satisfy any request from any Governmental Authority, or legal, regulatory warranty or other contractual obligations, including in connection with the Excluded Assets and Excluded Liabilities; provided that Buyer shall not be required to disclose, or cause the disclosure of, to Seller or its Representatives any confidential information of Buyer or its Affiliates, including confidential information relating to trade secrets, proprietary know-how, processes or patent, trademark, trade name,

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service mark or copyright applications or product development, or pricing and marketing plans of Buyer. Buyer shall hold all of the books and records (including the Business Books and Records) of the Business (as applicable) existing on the Closing Date and not destroy or dispose of such books and records for a period of five years from the Closing Date or such longer time as may be required by Applicable Law, and thereafter, if it desires to destroy or dispose of such books and records, will notify Seller in writing at least 90 days prior to such destruction or disposition and surrender them to Seller if so requested by Seller.

(d)Use of “OraSure”. Except as set forth in this Section 4.2(d), after the Closing, Buyer shall have no rights to use the trademarks or names “OraSure” or any related trademarks, trade names, logos or identification and any derivative form thereof or anything that is substantially or confusingly similar thereto. The mark and name “OraSure” will not be licensed to Buyer and Buyer shall cease using the name “OraSure” as a corporate name (or a part thereof) on buildings, vehicles, internet domain names and signage within a period not to exceed 90 days after the Closing, and as a corporate name on letterhead, business cards and e-mail signatures (and other similar items denoting personal business affiliation and employment status) and all other uses within 30 days following the Closing; provided, however, that Buyer shall have the limited right to distribute already printed product and marketing literature, product catalogues, product labeling and product packaging containing the name “OraSure” for up to six months after the Closing, but provided further that Buyer shall remove all use of the name “OraSure” once these materials are reprinted.

4.3Covenants Regarding Transferred Employees.

(a)Offers of Employment; Terms and Conditions of Employment.

(i)At least 10 Business Days before Closing, (i) Buyer will notify Seller of each Offered Employee it intends to make a written offer of employment to and (ii) Buyer may make a written offer of employment to each such Offered Employee, which will be conditioned upon Closing. Seller shall provide reasonable assistance to Buyer to contact any Offered Employee who is absent from work for any reason in order for Buyer to make the employment offers contemplated by this Section 4.3(a). Seller shall remain responsible for any obligations to, or in relation to, all Transferred Employees with respect to any liability, if any, in respect of termination or severance costs, wages, bonuses, pay performance or incentive payments accrued prior to such Transferred Employee’s termination of employment.

(ii)Seller shall be responsible for all obligations to, or in relation to, Transferred Employees with respect to any earned but unpaid vacation, paid time off, sick leave or vacation pay owing or accruing prior to such Transferred Employee’s termination of employment.

(iii)Each Transferred Employee will receive service credit for all periods of employment with Seller prior to such Transferred Employee’s termination of employment for purposes of vesting, eligibility and benefit levels under any employee benefit plan of Buyer in which such Transferred Employee participates after the Closing, to the extent that such service was recognized under any analogous plan of Seller in effect immediately prior to the Closing; provided that no such service credit shall be given for any purposes under any defined benefit pension plan or if it would result in a duplication of benefits.

(iv)With respect to the welfare benefit plans of Buyer providing medical, dental, health, pharmaceutical or vision benefits (each a “Buyer Benefit Plan”), in which a Transferred Employee may become eligible to participate following the Closing, Buyer shall cause any such Buyer Benefit Plan to waive any restrictions or limitations with respect to any pre-existing condition exclusions and actively-at-work requirements (except to the extent such exclusions or requirements were applicable under the corresponding Benefit Plan), and any eligible expenses incurred by such Transferred Employee and his or her covered dependents during the calendar year in which the Transferred Employee becomes

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covered under any Buyer Benefit Plan shall be taken into account under any such Buyer Benefit Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and/or his or her covered dependents for that year, to the extent that such expenses were incurred during a period in which the Transferred Employee or covered dependent was covered under a corresponding Benefit Plan.

(v)Seller shall remain liable for all eligible claims for benefits under the Benefit Plans that are incurred by the Transferred Employees prior to such Transferred Employee’s termination of employment. For purposes of this Agreement, the following claims shall be deemed to be incurred as follows: (i) life, accidental death and dismemberment, short-term disability, and workers’ compensation insurance benefits, on the event giving rise to such benefits; (ii) medical, vision, dental, and prescription drug benefits, on the date the applicable services, materials or supplies were provided; and (iii) long-term disability benefits, on the eligibility date determined by the long-term disability insurance carrier for the plan in which the applicable Transferred Employee participates.

(vi)Without limiting the generality of this Section 4.3, no provision of this Agreement shall create any third party beneficiary rights in any current or former employee of Seller in respect of continued employment by Seller or Buyer or otherwise. Nothing herein shall (A) guarantee employment for any period of time or preclude the ability of Buyer or its subsidiaries to terminate any Transferred Employee for any reason, or (B) require Buyer to continue any Benefit Plans.

(b)Payment of Bonuses.  Seller shall be responsible for the payment of all bonus amounts due to Transferred Employees participating in, and entitled to payment under Seller’s incentive plans, for the year ended December 31, 2018. Any amounts payable thereunder shall be paid when due.

(c)Termination of Participation in Employee Plans. Except as expressly provided in this Agreement or required by applicable Law, each Transferred Employee’s right to participate in the Benefit Plans will terminate as of such Transferred Employee’s termination of employment.

(d)Certain Changes to Business Employee List. From and after the date hereof and until the Closing, Seller shall have the right to amend Section 1.1(a) of the Seller Disclosure Letter to account for the termination of existing Business Employees or the hiring of new Business Employees; provided, however, that prior to amending Section 1.1(a) of the Seller Disclosure Letter on account of the termination or the hiring of any managerial or supervisory-level Business Employee, Seller first shall notify Buyer of such amendment.

4.4Mutual Covenants

. Each of the parties hereto covenants and agrees as follows:

(a)Regulatory and Other Authorizations.

(i)Subject to the terms and conditions of this Agreement, each party will cooperate and use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and Applicable Laws to consummate the Transactions as soon as practicable after the date hereof, including (A) preparing and filing, in consultation with the other party and as promptly as practicable and advisable after the date hereof, all documentation to effect all necessary applications, notices, petitions, filings, Tax ruling requests and other documents and to obtain as promptly as practicable all consents, clearances, waivers, licenses, orders, registrations, approvals, permits, Tax rulings and authorizations necessary to be obtained from any third party and/or any Governmental Authority to consummate the Transactions, and (B) taking all commercially reasonable steps as may be necessary to obtain all such material consents, clearances, waivers, licenses, registrations, permits, authorizations, Tax rulings, orders and approvals.

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(ii)Buyer and Seller each shall, upon request by the other and subject to Applicable Law and appropriate confidentiality restrictions, furnish the other with all material documentation concerning the Business on the one hand, or Buyer, on the other hand, and such other matters as may be necessary or reasonably advisable in connection with any notices, reports, statements, applications or other filings made by or on behalf of Buyer, Seller or any of their respective Affiliates to any Governmental Authority in connection with the Transactions and the Transaction documents; provided that any such documentation furnished by the parties to one another may be redacted to the extent necessary, either to comply with Applicable Law or to protect the confidentiality of any information that is confidential to a third party in such documentation where the third party’s consent to the disclosure of such documentation is conditioned upon the redaction of the information concerned.

(iii)Neither Seller nor Buyer will independently participate in any meeting with any Governmental Authority in respect of any findings or inquiry in connection with the Transactions without giving the other party prior notice of the meeting and, to the extent reasonably practicable and not prohibited by the applicable Governmental Authority, the opportunity to attend and/or participate in such meeting. In the event one party is prohibited by Applicable Law or by the applicable Governmental Authority from participating in or attending any meetings or conferences, each party agrees to keep the other promptly and reasonably apprised with respect thereto. Each party hereto shall, in connection with the efforts referenced above in this Section 4.4(a), use commercially reasonable efforts to (A) cooperate in all respects with the other party hereto in connection with any filing, submission, memoranda, white papers, filings, correspondence, or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority and in connection with any investigation or other inquiry, including any proceeding initiated by a private party and (B) promptly inform the other party of the status of any of the matters contemplated hereby, including providing the other party with a copy of any written communication (or summary of oral communications) received by any Governmental Authority and of any written communication (or summary of oral communications) received or given in connection with any proceeding by a private party, in each case regarding any of the Transactions.

(iv)As soon as practicable after the Closing Date, Buyer shall prepare and file all notices, reports, statements, applications and other filings as required by Applicable Law or any Governmental Authority or as otherwise customary or advisable under Applicable Law as a result of the consummation on the Closing Date of the Transactions; provided, however, that prior to filling all such notices, reports, statements, applications and other filings, Buyer shall provide drafts thereof to Seller and shall file the same only after receiving Seller’s approval thereof (such approval not to be unreasonably withheld, conditioned or delayed).

(v)Buyer agrees that neither Seller nor any other Person shall have any liability whatsoever to Buyer arising out of or relating to the failure to obtain any such consents that may be required in connection with the Transactions.

(b)Further Assurances; Covenant to Satisfy Conditions. Subject to the terms and conditions of this Agreement, each party will use commercially reasonable efforts to (i) ensure the conditions set forth in Article V are satisfied, insofar as such matters are within the reasonable control of such party, (ii) execute and deliver such instruments, provide information and take such actions as the other party hereto may reasonably require in order to carry out the Transactions and (iii) prepare and make or cause to be made any required filings, submissions and notifications under Applicable Law to the extent that such filings are necessary to consummate the Transactions in a manner consistent with Applicable Law.

(c)Forwarding of Collected Payments. Buyer hereby acknowledges that the lockboxes used by Seller in the Business will not be assigned to Buyer hereunder. As such, from and after

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the Closing, Seller will promptly forward to Buyer any payments that Seller receives which are the property of Buyer as well as all material supporting documents including copies of checks documenting such payments and any documentation provided by customers for payment deductions taken by customers. From and after the Closing, Buyer will promptly forward to Seller any payments that Buyer receives which are the property of Seller. For the avoidance of doubt, payments received by Buyer for Business Products sold prior to or as of the Effective Time on the Closing Date shall be deemed property of Seller. Payments received by Seller for Business Products sold after the Effective Time shall be deemed property of Buyer.

(d)Bulk Sales Laws. Buyer and Seller hereby waive compliance with the provisions of any bulk sales, bulk transfer, or similar laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Conveyed Assets to Buyer.

(e)Transfer Taxes; Other Taxes. Buyer and Seller shall each be responsible for and shall pay one-half all Transfer Taxes irrespective of which party is required under Applicable Law to collect and remit any such Transfer Taxes. All other Taxes relating to the Business or the Conveyed Assets with respect to a taxable period beginning before and ending after the Closing Date (other than Taxes based upon or related to income) shall be apportioned ratably between Seller, on the one hand, and Buyer, on the other hand, based on the number of days such party owned such Conveyed Asset relative to the total number of days in the taxable period in which they are transferred. Buyer shall pay such other Taxes when due and notify Seller of such payment, and Seller shall pay its ratable portion of such other Taxes to Buyer within 15 Business Days of receipt of such notice.

(f)Physical Inventory. Immediately prior to Closing, Seller and Buyer shall jointly perform, or cause to be jointly performed, a physical count of all Inventory located at 151 East Fifth Street, Elmira NY, 14901. Seller and Buyer each shall pay one-half of the cost of such physical count.

Article V
CONDITIONS TO CLOSING

5.1Conditions to the Obligations of Buyer and Seller

. The respective obligations of Buyer and Seller to effect the Transactions shall be subject to the satisfaction or waiver by Buyer or Seller at or prior to the Closing of the following conditions:

(a)No Action. No Action that reasonably would be believed to be successful on its merits shall be pending or threatened by any Person that challenges or seeks to restrain or prohibit the consummation of the Transactions.

(b)Legality. No applicable statute, rule or regulation of any Governmental Authority shall be in effect that makes the purchase and sale of the Conveyed Assets or any of the Transactions illegal.

5.2Conditions to the Obligations of Buyer

. The obligation of Buyer to effect the Transactions shall be subject to the satisfaction or waiver by Buyer at or prior to the Closing of the following conditions:

(a)Representations, Covenants and Certificate.

(i)The Seller’s Fundamental Representations shall be true and correct in all respects (other than in de minimis respects) as of the Closing Date as though made on and as of such date and time (except to the extent that such representation and warranty speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date). The representations and warranties set forth in Sections 3.1(c)(i) and (ii) (No Conflicts) and Section 3.1(m) (Assets) shall be

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true and correct in all material respects as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation or warranty speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date). The other representations and warranties of Seller set forth in Section 3.1 shall be true and correct (without giving effect to any “materiality” qualifiers, including “Material Adverse Effect”, contained therein) as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of any such representations and warranties to be so true and correct would not have a Material Adverse Effect.

(ii)Seller shall have performed or complied in all material respects with all agreements and covenants contained in this Agreement required to be performed or complied with by Seller on or prior to the Closing Date.

(iii)An officer of Seller shall have delivered to Buyer a certificate covering the matters in clauses (i) and (ii) above.

(b)Wire Instructions. Seller shall have delivered to Buyer payment instructions indicating the bank accounts to which Buyer should transfer, by wire transfer of immediately available funds, the Aggregate Payment.

(c)Delivery of Ancillary Agreements. Seller shall have delivered to Buyer an executed copy of each of the Ancillary Agreements to which Seller is a party.

(d)No MAE. No event, occurrence, or condition shall have occurred and be continuing that, individually or in the aggregate, constitutes or results in, or would reasonably be expected to constitute or result in, a Material Adverse Effect.

(e)Transition Services Agreement. Seller have performed or complied in all material respects with all agreements and covenants contained in the Transition Services Agreement required to be performed or complied with by Seller on, as of or prior to the Closing Date.

5.3Conditions to the Obligations of Seller

. The obligation of Seller to effect the Transactions shall be subject to the satisfaction or waiver by Seller at or prior to the Closing of the following conditions:

(a)Representations, Covenants and Certificate.

(i)The representations and warranties set forth in Section 3.2(a) (Organization, Authority), Section 3.2(c)(ii) (No Conflict) and Section 3.2(d) (Sufficient Funds) shall be true and correct in all material respects as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date). The other representations and warranties of Buyer set forth in Section 3.2 shall be true and correct (without giving effect to any “materiality” qualifiers contained therein) as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of any such representation and warranty to be so true and correct would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair Buyer’s ability to consummate the Transactions.

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(ii)Buyer shall have performed or complied in all material respects with all agreements and covenants contained in this Agreement required to be performed or complied with by Buyer on or prior to the Closing Date.

(iii)An officer of Buyer shall have delivered to Seller a certificate covering the matters in clauses (i) and (ii) above.

(b)Delivery of Aggregate Payment. Buyer shall have delivered to Seller the Aggregate Payment, by wire transfer of immediately available funds, to the bank accounts indicated in the payment instructions provided pursuant to Section 5.2(b).

(c)Delivery of Ancillary Agreements. Buyer shall have delivered to Seller an executed copy of each of the Ancillary Agreements to which Buyer is a party.

(d)Transition Services Agreement. Buyer have performed or complied in all material respects with all agreements and covenants contained in the Transition Services Agreement required to be performed or complied with by Buyer on, as of or prior to the Closing Date.

Article VI
OTHER AGREEMENTS

6.1Certain Understandings.

(a)No Other Representations or Warranties; Disclaimer Regarding Estimates and Projections.

(i)Each of the parties hereto is sophisticated and was advised by experienced counsel and, to the extent deemed necessary by such party, other advisors in connection with this Agreement. Buyer acknowledges that it has performed a due diligence investigation of the Business and operations of the Business.

(ii)Notwithstanding anything in this Agreement to the contrary, and except for the representations and warranties contained in Article III of this Agreement and in the other Transaction Documents to which Seller is a party, neither Seller, nor any of its agents, Affiliates, Representatives, nor any other Person, makes or shall be deemed to make any representation or warranty to Buyer or any other Person regarding the Conveyed Assets or the Business, express or implied, written or oral, at law or in equity, on behalf of Seller, including any representation or warranty as to the accuracy or completeness of any information regarding Seller, the Business, the Conveyed Assets, the Excluded Assets, the Assumed Liabilities, or the Excluded Liabilities furnished or made available to Buyer or any of its Representatives (including any information, documents, or material made available to Buyer or any of its Representatives in any virtual data room maintained by or on behalf of Seller, management presentations, or in any other form in expectation of the Transactions) or as to the future revenue, profitability, expenses or expenditures, future results of operations, future cash flows, or the future financial condition of the Business or the future business, operations, or affairs of the Business, or any representation or warranty arising from any law and Seller hereby disclaims any such representation or warranty whether by Seller, its Affiliates or any of their respective officers, directors, employees, agents or Representatives or any other Person, with respect to the Business or the execution and delivery of any of the Transaction Documents or the Transactions. Buyer hereby acknowledges and agrees that, except to the extent specifically set forth in this Agreement (including the Seller Disclosure Letter and the Exhibits hereto) and the other Transaction Documents, Buyer is purchasing the Conveyed Assets “as is, where is and with all faults and noncompliance with laws” with no warranties, including, without

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limitation, the warranties of merchantability or fitness for a particular purpose. Without limiting the generality of the foregoing, Seller makes no representation or warranty regarding any assets other than the Conveyed Assets and any Liabilities other than the Assumed Liabilities, and none shall be implied at law or in equity. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall restrict or limit in any respect any claims for Fraud.

(iii)None of Seller or its Affiliates or any other Person acting on behalf of any of them will have or be subject to any Liability to Buyer, or any other Person resulting from the distribution to Buyer, for Buyer’s use, of any information, and any information, document or material made available to Buyer, whether or not included in certain “data rooms,” (whether electronic or otherwise), management presentations or any other form in expectation of the transactions contemplated by this Agreement. In connection with Buyer’s investigation of the Business, Buyer has received certain projections, including projected statements of operating revenues and income from operations of the Business, projected expenses for functions deemed essential for the stand-alone operation of the Business and certain business plan information. Buyer acknowledges and agrees that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Buyer is familiar with such uncertainties and that Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it, including the reasonableness of the assumptions underlying such estimates, projections and forecasts. Accordingly, Seller makes no representation or warranty with respect to such estimates, projections and other forecasts and plans, including the reasonableness of the assumption underlying such estimates, projections and forecasts.

(iv)Each of the parties hereto hereby acknowledges that the parties’ respective rights and obligations with respect to this Agreement and the events giving rise thereto will be solely as set forth in this Agreement and the other Transaction Documents.

6.2Post-Closing Claims Concerning Certain Products

. After the Closing, Buyer shall promptly forward to Seller any claims it receives concerning Business Products that were sold by Seller prior to the Closing Date, together with any documentation relating to such claims. Upon receipt of any such claims, Seller shall promptly review and process such claims, including, if applicable, in accordance with Seller’s standard warranty obligations for products sold to customers in the ordinary course of business prior to the Closing Date. If Seller determines that the resolution of a claim for a Business Product sold by Seller prior to the Closing Date requires any service with respect to a product, or the replacement of a product, Buyer shall, at Seller’s request, provide such service or replacement product and Seller shall reimburse Buyer for Buyer’s documented out-of-pocket costs of such replacement within 30 days of Seller’s receipt of an invoice from Buyer.

Article VII
TERMINATION

7.1Termination

. This Agreement may be terminated at any time prior to the Closing Date:

(a)by the written agreement of Buyer and Seller;

(b)by Buyer or Seller if (i) any Governmental Authority shall have obtained a court order or taken any other action restraining, enjoining or otherwise prohibiting the Transactions and such court order or action is or shall have become final and no longer subject to appeal or (ii) the Closing has not been consummated by 5:00 p.m., New York, New York local time by August 31, 2019 (the “Outside Date”); provided, however, that the Agreement may not be terminated pursuant to this clause (ii) if such terminating party’s failure (or any of its Affiliates’ failure) to fulfill any of its obligations under this Agreement shall have been the reason that the Closing shall not have occurred on or prior to such time;

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(c)by Seller by written notice to Buyer, if Seller is not then in material breach of any provision of this Agreement and Buyer shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements set forth in or contemplated by this Agreement, which breach or failure to perform (x) would result in a failure of a condition set forth in Section 5.1 or Section 5.3 and (y) is not capable of being cured by the Outside Date or is not then the subject of a diligent effort by Buyer to cure the same; provided that Seller shall have given Buyer written notice, delivered at least ten days prior to such termination, notifying Buyer of such breach or failure to perform; or

(d)by Buyer by written notice to Seller, if Buyer is not then in material breach of any provision of this Agreement and Seller shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements set forth in or contemplated by this Agreement, which breach or failure to perform (x) would result in a failure of a condition set forth in Section 5.1 or Section 5.2 and (y) is not capable of being cured by the Outside Date or is not then the subject of a diligent effort by Seller to cure the same; provided that Buyer shall have given Seller written notice, delivered at least ten days prior to such termination, notifying Seller of such breach or failure to perform.

7.2Effect of Termination

. In the event of the termination of this Agreement pursuant to Section 7.1:

(a)Buyer shall return to Seller or destroy all Proprietary Information (as such term is defined in the Confidentiality Agreement) pursuant to the terms of the Confidentiality Agreement;

(b)all Proprietary Information (as such term is defined in the Confidentiality Agreement) shall continue to be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement;

(c)the provisions of Sections 4.2(a) (Confidentiality), 9.3 (Expenses), 9.5 (Notices), 9.6 (Severability), 9.7 (Interpretation), 9.10 (Entire Agreement), 9.11 (Governing Law), 9.12 (Consent to Jurisdiction), 9.13 (Waiver of Jury Trial) and 9.14 (Specific Performance) shall remain in full force and effect; and

(d)in no event shall any termination of this Agreement limit or restrict the rights and remedies of any party hereto against any other party which has breached any of the agreements or other provisions of this Agreement prior to termination hereof.

Article VIII
INDEMNIFICATION

8.1Survival; Indemnification.

(a)Survival of Representations, Warranties and Covenants. Subject to the limitations and other provisions of this Agreement, the representations and warranties of Seller and Buyer contained in this Agreement shall terminate at 5:00 p.m., New York, New York local time, 15 months after the Closing Date; provided, however, that (i) Seller’s Fundamental Representations shall terminate 60 days following the expiration of the applicable statute of limitations (including any waiver, extension or mitigation thereof) and (ii) any claim of Fraud will survive in perpetuity. The covenants and agreements of Seller and of Buyer set forth in this Agreement that by their terms are to be performed after the Closing shall survive in accordance with their terms until performed (each of the foregoing periods in this Section 8.1(a), a “Survival Period”). The obligations to indemnify and hold harmless any Buyer Indemnified Party or Seller Indemnified Party under this Section 8.1 with respect to a misrepresentation or

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breach of warranty, covenant or agreement shall terminate when the applicable Survival Period terminates; provided, however, that such indemnification rights shall not terminate with respect to any item as to which any Buyer Indemnified Party or Seller Indemnified Party, as applicable, shall have, before the expiration of the applicable Survival Period, previously made a claim by delivering a written notice (stating in reasonable detail the basis of such claim) to Seller or Buyer, as applicable.

(b)Indemnification by Seller. Subject to the other provisions of this Section 8.1, after the Closing Seller shall indemnify, defend and hold harmless Buyer and its Affiliates and their respective officers, directors, principals, attorneys and agents (the “Buyer Indemnified Parties”) from and against any and all out-of-pocket costs, losses, liabilities, damages, and expenses, including interest, penalties, reasonable and documented attorneys’ fees and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing (“Damages”), incurred as a result of or arising out of:

(i)any breach of any representation or warranty of Seller set forth in Section 3.1 and in the officer’s certificate delivered pursuant to Section 5.2(a);

(ii)any breach of any covenant made by Seller in this Agreement; and

(iii)any Excluded Assets or Excluded Liabilities.

(c)Indemnification by Buyer. Subject to the other provisions of this Section 8.1, Buyer shall indemnify, defend and hold harmless Seller and its Affiliates and their respective officers, directors, principals, attorneys and agents (the “Seller Indemnified Parties”) from and against any and all Damages incurred as a result of or arising out of:

(i)any breach of any representation or warranty of Buyer set forth in Section 3.2 and in the officer’s certificate delivered pursuant to Section 5.3(a);

(ii)any breach of any covenant made by Buyer in this Agreement;

(iii)any Assumed Liabilities; and

(iv)use or modification by Buyer of the CryoTrac Software.

(d)Mitigation. Nothing provided in this Section 8.1 shall limit any duty of an Indemnified Party to mitigate Damages under Applicable Law. In addition, each Indemnified Party shall take, and cause each Affiliate of such Indemnified Party to take, all commercially reasonable efforts to mitigate any Damages upon becoming aware of any event or circumstance that is reasonably expected to, or does, give rise to Damages (it being understood that any reasonable out-of-pocket costs or expenses incurred in furtherance of such mitigation constitutes Damages, if the Damages so mitigated would have been indemnifiable pursuant to this Section 8.1, but, in no event, in an amount in excess of the amount by which such Damages were actually mitigated).

(e)Damages Net of Insurance, Etc. The amount of any Damages for which indemnification is provided under this Section 8.1 shall be reduced by (i) any amounts actually recovered by Indemnified Parties pursuant to any indemnification by or indemnification agreement with any third party (net of any costs incurred to obtain such recovered amounts) and (ii) any insurance proceeds or other cash receipts or sources of reimbursement received as an offset against such Damages (net of any costs incurred to obtain such proceeds or reimbursement and all deductions and adjustments to premiums; and no right of subrogation shall accrue to any insurer or third party indemnitor hereunder). If the amount to be reduced hereunder from any payment required hereunder is determined after payment of any amount

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otherwise required to be paid to an Indemnified Party pursuant to this Section 8.1, the Indemnified Party shall repay to the Indemnifying Party, as applicable, promptly after such determination, any amount that should not have been paid pursuant to this Section 8.1, had such determination been made at the time of such payment.

(f)Defense of Third Party Claims. If any Action (including the commencement of any administrative proceeding, including an administrative proceeding with respect to Taxes) is filed against any Indemnified Party, written notice thereof shall be given by the Indemnified Party to any Person from whom or which indemnification will be sought pursuant to the terms of this Agreement as promptly as practicable. The failure of any Indemnified Party to give timely notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the Indemnifying Parties have suffered actual prejudice by such failure. After such notice, if the relevant Indemnifying Party shall acknowledge in writing to the Indemnified Party that the relevant Indemnifying Party shall be obligated under the terms of its indemnity hereunder in connection with such Action, then the Indemnifying Parties shall be entitled, if they so elect at their own cost, risk and expense, (i) to take control of the defense and investigation of such Action, (ii) to employ and engage attorneys of their own choice to handle and defend the same unless the named parties to such action or proceeding include both the relevant Indemnifying Party and the Indemnified Party and the Indemnified Party has been advised by counsel that joint counsel for the Indemnified Party and the relevant Indemnifying Party shall result in a conflict under the applicable rules of professional conduct, in which event the Indemnified Party shall be entitled, at the Indemnifying Parties’ cost, risk and expense to separate counsel of its own choosing, and (iii) to compromise or settle such claim; provided that the relevant Indemnifying Party shall not agree to any compromise or settlement that does not include a complete release of the Indemnified Party from all Liability with respect thereto or that imposes any Liability on the Indemnified Party without the consent of Indemnified Party. The Indemnified Party may, at its own cost and expense, participate in (but not control) the investigation, trial and defense of such Action and any appeal arising therefrom. If the Indemnifying Parties fail to assume the defense of such claim within 30 days after receipt of the notice of claim by the Indemnifying Parties, the Indemnified Party against which such claim has been asserted will (upon delivering notice to such effect to the Indemnifying Parties) have the right to undertake, at the Indemnifying Parties’ cost, risk and expense, the defense of such claim on behalf of and for the account and risk of the Indemnifying Parties (but shall not have authority to settle such claim without the consent of the Indemnifying Parties). If the Indemnified Party assumes the defense of the claim, the Indemnified Party will keep the Indemnifying Parties reasonably informed of the progress of any such defense.

(g)Cooperation. Any Indemnified Party shall cooperate in all reasonable respects with the Indemnifying Parties and their attorneys in the investigation, trial and defense of such Action and any appeal arising therefrom and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours afforded to the Indemnifying Party and its agents and representatives to, and reasonable retention by the Indemnified Party of records and information which are reasonably relevant to such third party claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Indemnified Party shall be reimbursed by the Indemnifying Party for all documented out-of-pocket costs associated with the foregoing.

(h)Limitation on Claims.

(i)Except as provided in clause (iii) below, no Buyer Indemnified Party shall be entitled to recover from Seller for any Damages claimed under Section 8.1(b)(i) unless and until (A) with respect to any individual Damage claim or series of related Damages claims, the amount of such Damage

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is equal to or greater than $60,000 (the “Damage Threshold”), it being understood that Seller shall only be required to pay or be liable for Damages in excess of the Damage Threshold.

(ii)Except as provided in clause (iii) below and in the cases of Fraud, the maximum aggregate Liability of Seller to the Buyer Indemnified Parties for Damages under Section 8.1(b)(i) shall not exceed $2,500,000.

(iii)Seller’s obligation to indemnify the Buyer Indemnified Parties under Section 8.1(b)(i) for Damages arising out of a breach of Seller’s Fundamental Representations shall not be subject to the limitations in clauses (i) and (ii) of this Section 8.1(h).

(iv)Notwithstanding anything in this agreement to the contrary, no party shall have the right to indemnification hereunder to the extent that such party had already recovered Damages with respect to the same matter.

(v)Notwithstanding anything in this Agreement to the contrary, no Indemnifying Party is to have any Liability to any Indemnified Party for any exemplary or punitive Damages.

(vi)For purposes of Section 8.1(b)(i) or Section 8.1(c)(i), as applicable, any inaccuracy or breach of any representation or warranty in Article III or Article IV (and the amount of any Damages arising from or related to such inaccuracy or breach) shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification in such representation or warranty.

(i)Exclusive Remedy. After the Closing, the rights set forth in this Section 8.1 (Survival; Indemnification) and Section 9.14 (Specific Performance), shall be the sole and exclusive remedies available to Buyer and its Affiliates with respect to any and all claims relating to this Agreement, the events giving rise to this Agreement, the Transactions, the Business and the Conveyed Assets. Notwithstanding the foregoing, nothing herein shall limit the rights of the parties under any of the other Transaction Documents or prevent any of the parties hereto from bringing an action based upon allegations of Fraud with respect to the other party in connection with any Transaction Document.

(j)Tax Treatment. Any indemnification payments under this Agreement shall be treated to the extent permitted by Applicable Law, for Tax purposes, as adjustments to the Aggregate Payment.

Article IX
MISCELLANEOUS

9.1Assignment

. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other party; provided, however, that Buyer may assign this Agreement to a Subsidiary without the consent of Seller. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

9.2No Third-Party Beneficiaries

. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any Person (including any Transferred Employee), other than the parties hereto and the Seller Indemnified Parties and the Buyer Indemnified Parties and their successors and assigns, any legal or equitable rights hereunder. This Agreement contains representations and warranties that the parties hereto have made to and solely for the benefit of each other. The assertions embodied in those representations and warranties are

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qualified by information in the confidential Seller Disclosure Letter that Seller has delivered to Buyer in connection with this Agreement to the extent provided herein and therein.

9.3Expenses

. Whether or not the Transactions are consummated, all costs and expenses incurred in connection with the Transaction Documents and the Transactions shall be paid by the party incurring such costs or expenses.

9.4Amendments

. No amendment to or modification of this Agreement shall be effective unless it shall be in writing and signed by each of the parties hereto.

9.5Notices

. All notices and other communications hereunder shall be in writing and shall be deemed given or made (a) on the date of delivery if delivered personally; (b) when transmitted via email to the email address set out below during regular business hours, or if not during regular business hours, the next Business Day; (c) on the date after delivery to a reputable nationally recognized overnight courier service or (d) three days after being mailed by registered or certified mail (return receipt requested) or one Business Day in the case of overnight mail to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(i)If to Buyer, to:

CryoConcepts, LP

205 Webster St.

Bethlehem, PA 18015

Attention: Sam Niedbala

Email: sam@cryoconcepts.com

With a required copy (which shall not constitute the required notice) to:

Cooley LLP
55 Hudson Yards
New York, NY 10001-2157

Attention: Geoffrey Starr
Email: gstarr@cooley.com

(ii)If to Seller, to:

OraSure Technologies, Inc.

220 East First Street

Bethlehem, PA 18015

Attention: David Rappaport, Senior Vice President

    Jack E. Jerrett, Senior Vice President and General Counsel

Email: DRappaport@orasure.com
JJerrett@orasure.com

With required copies (which shall not constitute the required notice) to:

Dechert LLP
Cira Centre
2929 Arch Street
Philadelphia, PA 19104

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Attention: Stephen M. Leitzell, Esq.
Email: stephen.leitzell@dechert.com

Such addresses may be changed from time to time by means of a notice given in the manner provided in this Section 9.5 (provided that no such notice shall be effective until it is received by the other party hereto).

9.6Severability

. If any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

9.7Interpretation.

(a)All references to immediately available funds or dollar amounts contained in this Agreement shall mean United States dollars.

(b)The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(c)Words imparting either gender shall include the other gender.

(d)Words imparting the singular only shall include the plural and vice versa.

(e)The words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation.”

(f)The words “hereof,” “hereto,” “herein” and “herewith” and words of similar import shall, unless otherwise states, be construed to refer to this Agreement as a whole and not to any particular provisions of this Agreement.

(g)References to any Person includes the successors and permitted assigns of such Person.

(h)References to agreements and other documents shall be deemed to include all exhibits, schedules, annexes, subsequent amendments and other modifications thereto.

(i)If any period under this Agreement expires on a day which is not a Business Day or any action is required by the terms of this agreement to be taken on a day which is not a Business Day, such period shall expire on or such action may be deferred until, as the case may be, the next succeeding Business Day.

(j)Each party and its counsel have reviewed the terms and provisions of this Agreement and have contributed to its drafting.

(k)The rule of construction providing that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement.

(l)The terms and provisions of this Agreement shall be constructed fairly as to all parties hereto and not in favor of or against any party, regardless of which party was generally responsible for the preparation of this Agreement.

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(m)Except as expressly provided herein or expressly disclosed in the Seller Disclosure Letter, all information and disclosures contained in the Seller Disclosure Letter are made as of the date hereof, and the accuracy of such information and disclosures is confirmed only as of the date hereof and not any time hereafter. Any information disclosed in one Section of the Seller Disclosure Letter shall be deemed disclosed in each other Section of the Seller Disclosure Letter where it is reasonably apparent to which representations and warranties such information is related. The information disclosed in the Seller Disclosure Letter is disclosed in furtherance of, and should not be used for any purpose except in furtherance of, the Transactions and each party’s enforcement of their respective rights granted under this Agreement. The Seller Disclosure Letter shall be qualified in its entirety by reference to the specific provisions of this Agreement and neither is intended to constitute, and shall not be construed as constituting, representations or warranties of Seller or Buyer, as applicable, except as and to the extent provided in this Agreement.

9.8Waiver

. Waiver of any term or condition of this Agreement by any party shall be effective if in writing and shall not be construed as a waiver of any subsequent breach or failure of the same term or condition, or a waiver of any other term of this Agreement. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

9.9Counterparts; Effectiveness

. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original but both of which shall constitute one and the same agreement. This Agreement shall become effective when each party hereto shall have received counterparts thereof signed and delivered (by telecopy or other electronic means) by the other party hereto.

9.10Entire Agreement

. This Agreement, including the Seller Disclosure Letter and the Exhibits hereto, and the other Transaction Documents contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and, unless otherwise provided herein, supersede all prior and contemporaneous agreements, negotiations, correspondence, undertakings and understandings, oral or written, relating to such subject matter.

9.11Governing Law

. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to agreements made and to be performed entirely within the State of Delaware, without regard to the conflicts of law principles thereof or any other jurisdiction.

9.12Consent to Jurisdiction

. With respect to any action or claim arising out of or relating to any Transaction Document or the Transactions, the parties hereto hereby expressly and irrevocably (a) agree and consent to be subject to the exclusive jurisdiction of the United States District Court located in the State of Delaware (and in the absence of Federal jurisdiction, the parties consent to be subject to the exclusive jurisdiction of the state courts located in the State of Delaware), (b) agree not to bring any action related to any Transaction Document or the Transactions in any other court (except to enforce the judgment of such courts), (c) agree not to object to venue in such courts or to claim that such forum is inconvenient and (d) agree that notice or the service of process in any proceeding shall be properly served or delivered if delivered in the manner contemplated by Section 9.5. Final judgment by such courts shall be conclusive and may be enforced in any manner permitted by Applicable Law.

9.13WAIVER OF JURY TRIAL

. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS OR THE ACTIONS OF THE PARTIES IN THE

25880894.16.BUSINESS41.

NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

9.14Specific Performance

. Each of the parties acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, subject to Section 8.1(i), and except as explicitly provided in Section 7.2(b), each of the parties agrees that the other party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof.

9.15Public Announcements

. Each of the parties may issue any press release or make any other public statement, in each case relating to, connected with or arising out of the consummation of the Transactions or the terms of such Transactions after the consultation, review and consent of the other party (not to be unreasonably withheld) to the extent permitted by Applicable Law; and the parties shall cooperate as to the timing and contents of any such release or statement; provided, however, that the foregoing shall not restrict or prevent either party from making any announcements to its employees, customers, vendors and other business relations to the extent such party determines in good faith that such announcement is necessary or advisable.

[Remainder of Page Intentionally Left Blank, Signature Page Follows]

25880894.16.BUSINESS42.

In Witness Whereof, the parties have caused this Agreement to be duly executed as of the date first written above.

SELLER:

OraSure Technologies, Inc.

By: /s/ David Rappaport

Name: David Rappaport

Title: Senior Vice President, Business Development

BUYER:

CryoConcepts, LP

By: /s/ Sam Niedbala

Name: Sam Niedbala

Title: Chief Executive Officer

Signature Page to Asset Purchase Agreement

25880894.16.BUSINESS

Exhibit A

Assignment, Bill of Sale and Conveyance

[See attached.]

25880894.16.BUSINESS

Exhibit B

Seller Disclosure Letter

[See attached.]

25880894.16.BUSINESS2.

Exhibit C

Seller Knowledge Parties

[See attached.]

25880894.16.BUSINESS3.

Exhibit D

Form of Intellectual Property Assignment Agreement

[See attached.]

25880894.16.BUSINESS4.

Exhibit E

Form of Private Label Licensing Agreement

[See attached.]

25880894.16.BUSINESS5.

Exhibit F

Form of Transition Services Agreement

[See attached.]

25880894.16.BUSINESS6.

Exhibit G

List of Assumed Contracts

[See attached.]

25880894.16.BUSINESS7.

Exhibit H

Purchase Price Allocation

[See attached.]

25880894.16.BUSINESS8.